Exhibit 2.1

EXECUTION VERSION

Amongst the parties identified herein

SALE AND PURCHASE AGREEMENT

relating to the sale of Eliokem International

17 NOVEMBER 2010

SALE AND PURCHASE AGREEMENT

BETWEEN:

(1)

AXA LBO Fund III-A and AXA LBO Fund III-B, each a fonds commun de placement à risque represented hereunder by its société de gestion AXA Investment Managers Private Equity Europe, a French société anonyme with a share capital of € 269,447, whose registered office is at 20 Place Vendôme, 75001 Paris, with identification number 403 201 882 RCS Paris, itself duly represented for the purposes hereof (each an “AXA Fund” and together the “AXA Funds”);

(2)

Tigre, a French société par actions simplifiée, with a share capital of € 18,937,000, whose registered office is at 17 cours Valmy, 92800 Puteaux, France, with identification number 479 793 812 RCS Nanterre (“Tigre”);

(3)	Mr. Patrice Barthelmes, a French citizen, born on 27 May 1957 in Vichy, residing 61, rue des Cévennes, 75015 Paris;

(4)	Mrs. Margaux Barthelmes, a French citizen, born on November 3, 1986 in Versailles, residing 61, rue des Cévennes, 75015 Paris, duly represented for the purpose hereof by Patrice Barthelmes;

(5)	Mrs. Chloé Barthelmes, a French citizen born on November 3, 1986 in Versailles, residing 61, rue des Cévennes, 75015 Paris, duly represented for the purpose hereof by Patrice Barthelmes;

(6)	Mr. Paul Barthelmes, a French citizen, born on June 8, 1990 in Versailles, residing 61, rue des Cévennes, 75015 Paris, duly represented for the purpose hereof by Patrice Barthelmes;

(7)	Mr. Jacques Collonge, a French citizen, born on 30 January 1948 in Grenoble, residing 14, avenue des Cottages, 91190 Gif sur Yvette;

(8)

Mr. Andrew Collonge, an American citizen, born on 16 October 1992 in Fairlawn Ohio, USA, residing 14 Avenue des Cottages, 91190 Gif sur Yvette, duly represented for the purpose hereof by Jacques Collonge;

(9)

Mrs. Elodie Collonge, a French citizen, born on 20 June 1976 in Les Ulis, France, residing 127 Chemin grand Canal, La Bretagne, 97490 Sainte Clotilde, duly represented for the purpose hereof by Jacques Collonge;

(10)	Mrs. Severine Collonge, a French Citizen, born on 29 July 1972 in Marseille, France, residing 54 Avenue d’Italie 75013 Paris, duly represented for the purpose hereof by Jacques Collonge;

(11)	Mr. Philippe Carabin, a French citizen, born on 14 July 1948 in Le Havre, residing Maya - 33220 Fougueyrolles, duly represented for the purpose hereof by Patrice Barthelmes;

(12)

Mr. Guillaume Carabin, a French citizen, born on June 27, 1975 in Harfleur, residing 9 rue du Fontainier Hameau Sainte Marthe – 05000 Gap, duly represented for the purpose hereof by Patrice Barthelmes;

(13)	Mr. Rick Sandford, a British citizen, born on 5 May 1956 in Sutton, residing 22, rue du Couvent – 91460 Marcoussis, duly represented for the purpose hereof by Patrice Barthelmes;

(14)	Mrs. Lara Sandford, a British citizen, born on 3 December 1990 in Paris, residing 22, Rue Du Couvent – 91460 Marcoussis, duly represented for the purpose hereof by Patrice Barthelmes;

(15)	Mrs. Julia Sandford, a British citizen, born on 3 December 1990 in Paris, residing 22, Rue Du Couvent – 91460 Marcoussis, duly represented for the purpose hereof by Patrice Barthelmes;

(16)

Mr. Olivier Faussadier, a French citizen, born on 14 May 1966 in Villeneuve Saint George, residing 3, chemin Houjarray – 78490 Bazoches sur Guyonne, duly represented for the purpose hereof by Patrice Barthelmes;

(17)	Mr. David Faussadier, a French citizen, born on 23 January 1994 in Suresnes, residing 3, chemin Houjarray – 78490 Bazoches sur Guyonne, duly represented for the purpose hereof by Patrice Barthelmes;

(18)	Mr. Xavier Faussadier, a French citizen, born on June 21 1995 in Suresnes, residing 3, chemin Houjarray – 78490 Bazoches sur Guyonne, duly represented for the purpose hereof by Patrice Barthelmes;

(19)

Mrs. Audrey Faussadier, a French citizen, born on 17 January 1999 in Le Chesnay, residing 3, chemin Houjarray – 78490 Bazoches sur Guyonne, duly represented for the purpose hereof by Patrice Barthelmes;

(20)	Mrs. Anne Chaumeret, a French citizen, born on 14 June 1968 in Dompierre sur Besbre, residing 49, rue P. Médéric – 91700 Villiers sur Orge;

(21)	Mr. Christophe Soudais, a French citizen, born on 3 November 1969 in Harfleur, residing 12, route de Leudeville – 91220 Le Plessis Pathé;

(22)	Mr. Bruno Gay, a French citizen, born on 20 September 1953 in Paris, residing 14, rue des Sablons – 91650 Breuillet, duly represented for the purpose hereof by Patrice Barthelmes;

(23)	Mr. François Périer, a French citizen, born on 2 April 1952 in Neuilly-sur-Seine, residing 9 rue des Puits, 92150 Suresnes;

(24)	Mr. Alain Coine, a French Citizen, born on 26 February 1944 in Asnière-sur-Seine, residing 10, rue Wilhem, 75016 Paris;

(each a “Seller” and together the “Sellers”, acting severally but not jointly

(conjointement mais non solidairement))

ON THE ONE HAND

AND

(25)

Omnova Solutions Inc., a company incorporated under the laws of the State of Ohio, whose registered office is at 175 Ghent Road, Fairlawn, OH 44333-3300, United States, (or any direct or indirect wholly owned subsidiary of Omnova Solutions Inc.);

(26)

Omnova Solutions France Holding SAS, a French société par actions simplifiée, with a share capital of € 1, whose registered office is at 38 rue de Berri – 75008 Paris, with identification number 528 115 074 RCS Paris;

(hereafter together the “Purchaser”,

acting jointly and severally (conjointement et solidairement))

ON THE OTHER HAND

(The Sellers and the Purchaser being hereafter jointly referred to as the “Parties” and individually as a “Party”)

WHEREAS:

(A)

Eliokem International is a French société par actions simplifiée with a share capital of € 15,300,000 whose registered office is at ZA de Courtaboeuf 2 – 14 avenue des Tropiques, 91955 Villejust, with identification number 491 529 673 RCS Evry.

(B)	The share capital of the Company is divided into 15,300,000 ordinary shares with a par value of € 1 each.

(C)	The Company has also issued the following securities which are outstanding as of the date hereof and which give access to the share capital of the Company:

(a)	2,640,000 share warrants (bons de souscription d’actions);

(b)	31,752,000 convertible bonds (obligations convertibles en actions); and

(c)	300,000 bonds redeemable into shares of the Company (obligations remboursables en actions).

(D)

The Purchaser wishes to acquire the Acquired Securities and the Sellers (each as to the Acquired Securities which such Seller owns) wish to sell the Acquired Securities under the terms and conditions of this Agreement.

(E)

The central worker’s council (comité central d’entreprise) of the Group Companies has been consulted with regards to the contemplated Transaction (as defined below) and has rendered its opinion thereon on 4 November, 2010.

IT IS AGREED AS FOLLOWS:

SECTION I – DEFINITIONS AND INTERPRETATIONS

1	Definitions

In this Agreement (including the above recitals), in addition to such terms as are defined elsewhere in this Agreement, the following terms have the meanings specified in this Article 1:

“Accounting Principles”	has the meaning set forth in Article 11.3;

“Accounts”

means the audited consolidated accounts (balance sheet, profit and loss account and cash flow statement, together with the notes attached thereto) of the Company for the fiscal year ended 31 December 2009, a copy of which is attached in Appendix 3(a);

“Acquired Securities”	means together all of the Shares, the Share Warrants, the Convertible Bonds and the Redeemable Bonds;

“Affiliate”	means, with respect to an Entity, any Entity that, directly or indirectly through one or more intermediates, Controls or is Controlled by, or is under joint Control with the first Entity;

“Agreement”	means this agreement and the Appendices and Schedules thereto;

“Antitrust Clearance”

means a decision by any Required Antitrust Authority authorizing or not objecting to (where such non-objection is under applicable law construed as an authorization to complete the Transaction) the Transaction, including the expiry of the applicable waiting period where such an expiry is deemed to be an authorization;

“Articles”	means the articles of this Agreement;

“Balance Sheet Date”	means 31 December 2009;

“Board Members Sellers”	means Mr. Alain Coine and Mr. François Périer;

“Break-Up Indemnity”	has the meaning set forth in Article 5.4.3;

“Business Day”	means any day, except Saturday, Sunday or any day on which banks are generally not open for business in France or in the United States;

“Capital Expenditure Shortfall”

means the amount, if any, by which the Closing Capital Expenditure is less than the Reference Capital Expenditure (and, for the avoidance of doubt, if the Closing Capital Expenditure is equal to or greater than the Reference Capital Expenditure then the Capital Expenditure Shortfall shall be zero);

“Capex Plan”

means the capital expenditures plan attached in Appendix 1 setting out, on a monthly basis, the cumulative amount of cash expected to be spent or paid by the Group Companies, in respect of the New Plants, during the 2010 financial year;

“Cash”

means the aggregate amount for all Group Companies of (i) cash credited to a bank account and readily available, plus (ii) the fair market value of marketable securities and investments in money market funds that are readily available, minus (iii) the amount of all checks in transit (such amount for checks in transit being captured as a payable in the computation of working capital for Estimated Working Capital, Closing Working Capital and Reference Working Capital calculations, as the case may be).

“Claim”	means any claim made by the Purchaser against any Seller pursuant to Article 14.1.1 or against the Sellers pursuant to Article 14.1.2;

“Closing”	means the completion of the sale and purchase (réalisation de la cession) of all the Acquired Securities and the performance of the other undertakings pursuant to Article 7;

“Closing Accounts”	has the meaning set forth in Appendix 2;

“Closing Accounting Principles”	means the accounting principles and procedures as set out in Appendix 2;

“Closing Capital Expenditure”

means the cumulative amount of cash paid by the Group Companies as capital expenditures in respect of the New Plants and which has effectively been paid during the period from the Balance Sheet Date to the Closing Date, calculated on a consolidated basis, as of the close of business on the Closing Date and in accordance with the Closing Accounting Principles;

“Closing Date”	means the date on which Closing shall take place in accordance with Article 7.1;

“Closing Net Debt”

means the aggregate amount for all Group Companies of (i) Indebtedness, minus (ii) Cash, calculated on a consolidated basis, as of the close of business on the Closing Date and in accordance with the Closing Accounting Principles;

“Closing Payments”	has the meaning set forth in Article 4.4;

“Closing Working Capital”	has the meaning set forth in Appendix 2;

“Collonge Claim”

means all claims brought by Mr. Jacques Collonge against the Group Companies for past-due salaries (rappel de salaires) and brutal and vexatious forced retirement (mise à la retraite brutale et vexatoire) for an aggregate amount of 666,582.79 euros;

“Company”

means Eliokem International, a French société par actions simplifiée with a share capital of € 15,300,000 whose registered office is at ZA de Courtaboeuf 2 – 14 avenue des Tropiques, 91955 Villejust, with identification number 491 529 673 RCS Evry;

“Confidential Information”	means any document or information relating to the business of the Group Companies, including, without limitation, any information relating to the Intellectual Property rights;

“Control”, “Controlled” or “Controls”	means control as defined by paragraphs I and II of Article L. 233-3 of the French Code de Commerce (to the exclusion of paragraph III);

“Convertible Bonds”	means the 31,752,000 convertible bonds (obligations convertibles en actions) issued by the Company;

“Data Room Documents”	means the documents concerning the Group and its activities which have been made available to the Purchaser in the data room to which the

Purchaser and its professional advisers had access prior to the Put Date and which are contained in three copies of the four CD-Roms dated July 8, 2010 and September 16, 2010, a copy of which is being kept by each of the Sellers’ Agent and the Purchaser and the third copy of which has been filed with the records of Me Alice Motel, notary public in Paris;

“Debt-like Items”

means the amount of €6,000,000 corresponding to the aggregate amount for all Group Companies, as finally determined by the Parties for the purpose of this Agreement, of (i) unfunded pension liabilities and (ii) Specific Litigation Provisions;

“Deloitte’s Fees”	has the meaning set forth in Article 6.2.7;

“Disputed Items”	has the meaning set forth in Article 4.5.2;

“Donees”

means Andrew Collonge, Elodie Collonge, Severine Collonge, Margaux Barthelmes, Chloé Barthelmes, Paul Barthelmes, Guillaume Carabin, Lara Sandford, Julia Sandford, David Faussadier, Xavier Faussadier and Audrey Faussadier;

“Draft Closing Statement”	has the meaning set forth in Article 4.5.1;

“Employees Specific Compensation Amount”

means the amount of the bonus (including any and all social contributions and taxes to be paid by the Group Companies in connection with such payment) that the Sellers wish to grant to all the employees of the Group in connection with the completion of the Transaction and which shall be paid by the Group Companies either on the Closing Date as a special bonus or after the Closing Date through existing profit sharing plans, it being provided that the total amount of the Employees Specific Compensation Amount shall not exceed €1,700,000;

“Encumbrance”

means any “nantissement”, “gage”, lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, charge, option, warrant, right of first refusal, easement, servitude, voting agreement, transfer restriction under any shareholder or similar agreement, or any other restriction or limitation, whether real or personal right (“droit réel ou personnel”) restricting the ownership or use of the relevant asset;

“Enterprise Value”	means the amount of €227,500,000;

“Entity”

means any entity, firm, company, corporation, group, de facto company, association, partnership, whether governmental or private, or whether or not having a separate legal personality, wherever and however incorporated or established;

“Environmental Law”

means any Law or regulation (including the provisions of the French Civil Code) relating to the protection of the environment, natural resources, pollution, or the treatment, storage, disposal, arrangement for disposal or transportation, handling or release or threat of release of or exposure to any hazardous, toxic or polluting substance;

“Environmental Liabilities”

means any liability or obligation arising from or relating to (a) the release of hazardous, toxic or polluting substance at or from any real property, (b) the off-site transportation, recycling, storage, treatment, use, disposal, release or threat of release of hazardous, toxic or polluting substance, and (c) violations of any applicable Environmental Law;

“Estimated Capital Expenditure”	means the estimated amount of the Closing Capital Expenditure, estimated by the Sellers’ Agent pursuant to Article 4.3.1;

“Estimated Capital Expenditure Shortfall”

means the amount, if any, by which the Estimated Capital Expenditure is less than the Reference Capital Expenditure (and, for the avoidance of doubt, if the Estimated Capital Expenditure is equal to, or greater than, the Reference Capital Expenditure, then the Estimated Capital Expenditure Shortfall shall be zero);

“Estimated Net Debt”	means the estimated amount of the Closing Net Debt, estimated by the Sellers’ Agent pursuant to Article 4.3.1;

“Estimated Purchase Price”	has the meaning given to such term in Article 4.3.2;

“Estimated Working Capital”	has the meaning set forth in Article 4.3.1;

“Estimated Working Capital Adjustment”	has the meaning set forth in Appendix 2;

“Existing Banks”	means the finance parties as of the Closing Date under the Existing Facilities;

“Existing Encumbrances”	means all Encumbrances pursuant to the Existing Facilities, as set forth in Appendix 4;

“Existing Facilities”	means the Senior Loan and the Mezzanine Loan;

“Existing Facilities Indebtedness”

means all outstanding and unpaid amounts owing as at the Closing Date (in principal, interest, penalties and any other sums) by the Group Companies pursuant to (i) the Existing Facilities (including, without limitation, all breakage costs due in connection with the voluntary or mandatory prepayment of the Existing Facilities resulting from the Transaction or otherwise) as determined in accordance with the terms of the Existing Facilities and (ii) any obligations under interest rate or currency swap or hedge transactions including, without limitations, amounts owing as a result of the Transaction;

“Expert”	has the meaning set forth in Article 4.5.3;

“Expiry Date”	has the meaning set forth in Article 14.6.2;

“Final Closing Statement”	has the meaning set forth in Article 4.5.2;

“Goodyear Contracts”	means the Asset Purchase and Sale Agreement between the Goodyear Tire & Rubber Company and Eliokem, Inc, dated December 21, 2001 and the Stock Purchase and Sale Agreement between Goodyear SA and

Eliokem Holding SAS dated December 21, 2001, a copy of which is attached as Schedule 11.13;

“Governmental Authority”

means any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority including any ministry, department, agency, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above;

“Governmental Permits”	has the meaning set forth in Article 11.10;

“Group Companies”	means the Company and its Subsidiaries;

“High Yield Offering”	means the high yield bond offering lead by Deutsche Bank with a view to raise up to $300 million;

“Indebtedness”

means, for any Group Company, without duplication, (i) the principal, accreted value, unpaid interest, prepayment, breakage and redemption costs, premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Group Company for borrowed money towards lenders other than other Group Companies (including, without limitation, the Existing Facilities Indebtedness) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Group Company is responsible or liable (excluding the Convertible Bonds and the Redeemable Bonds); (ii) all obligations of such Group Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Group Company and all obligations of such Group Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iii) all obligations of such Group Company under leases required to be capitalized in accordance with US GAAP but excluding Leases; (iv) all obligations of such Group Company for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Group Company under interest rate or currency swap or hedge transactions (valued at the termination value thereof); (vi) all Transaction related costs incurred by the Sellers or the Group Companies which have been, or may be, invoiced to the Group Companies, and which have not been paid prior to the Closing Date; and (vii) all obligations of the type referred to in clauses (i) through (vi) of any Group Company for the payment of which such Group Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations;

The above definition shall not include any (i) Debt Like Items, (ii) unspent capital expenditure in respect of the New Plants which is taken into account in calculating the Closing Capital Expenditure, or (iii) items to the extent captured in the computation of working capital (in respect of the Estimated Working Capital, Closing Working Capital and Reference Working Capital calculations, as the case may be).

Notwithstanding the provisions of Appendix 2, it is further agreed that for the purpose of calculating the Purchase Price, the Estimated Purchase Price and the Purchase Price Adjustment, all Indebtedness amounts denominated in USD shall be converted into EUR by using an exchange rate of USD 1.25 for EUR 1.

“Indian Facilities”

means the credit facilities made available to Eliokem India Private Limited (i) by BNP Paribas pursuant to a Sanction of Credit Facilities letter dated 14 October 2009, (ii) by Calyon pursuant to a Facility Letter dated 17 February 2009 (as amended on 25 March 2010) and (iii) HSBC pursuant to a Facility Advise Letter dated 30 November 2009 (as amended on 25 March 2010);

“Intellectual Property”

means intellectual property, whether protected, created or arising under the laws of France or any other jurisdiction, including: (i) all patents and applications therefore, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); and (v) all scientific or technical information, data or materials including, without limitation, trade secrets, know-how, designs, formulae, techniques, processes, standards, specifications, procedures, methods, drawings, programs, tools, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice) and similar information (collectively, “Know-How”);

“Key Customers”	means the customers of the Group Companies as set out in Schedule 11.19(a).

“Key Suppliers”	means the suppliers of the Group Companies as set out in Schedule 11.19(b).

“Laws”

means any treaty, directive, international agreement, law, statute, decree, regulation, order, code, rule, ordinance, judgment (including any judicial or administrative interpretation thereof) and any Governmental Permits.

“Leases”	has the meaning set forth in Article 11.5;

“Licensed Intellectual Property”	has the meaning set forth in Article 11.7;

“Long Stop Date”	has the meaning set forth in Article 5.4.2;

“Loss”	means all losses, damages, costs and expenses (including reasonable legal and outside counsels’ fees), fines and penalties;

“Major Decisions”	means those events, circumstances or decisions deemed authorized pursuant to Article 6.1.2(a), or for which a consent of the Purchaser is required pursuant to Article 6.1.2(b);

“Management Accounts”	means the unaudited management accounts for the period between 1 January 2010 and 30 April 2010, a copy of which is attached in Appendix 3(b);

“Management Sellers”	means Mr. Patrice Barthelmes, Mr. Rick Sandford, Mr. Olivier Faussadier, Mrs. Anne Chaumeret, Mr. Christophe Soudais, Mr. Bruno Gay;

“Managers”	means those individuals referred to in Appendix 6;

“Material Adverse Effect”

means any situation, transaction, development, event, circumstance, change, occurrence, effect or fact which affects, or is reasonably likely to affect, in a materially adverse manner, the business, operations, assets, liabilities, financial condition, or results of the Group Companies taken as a whole, provided that any such situation, transaction, development, event, circumstance, change, occurrence, effect or fact shall not be construed as a Material Adverse Effect if it occurs as a direct result of the announcement that the Group Companies are being acquired by Omnova.

For the purpose of this definition (and for no other purposes), the term “materially” shall be construed (i) as to any such affect(s) which is quantifiable, as a negative impact on EBITDA (on a rolling twelve months basis) of at least €1,500,000 (it being understood that a succession of similar events or facts having a similar source or origin shall be considered as one single event or fact for the purpose of calculation of this amount) or (ii) as to any such affect(s) which is not quantifiable, as an affect such that a reasonable purchaser of the Group Companies would view the affect in substance as an equivalent to a negative impact on EBITDA (on a rolling twelve months basis) of at least €1,500,000.

“Material Contracts”	means all the agreements which have not expired and which:

(i) contain a change of control provision;

(ii) involves receipts or expenses for the Group Company concerned greater than €500,000 over a period of one year;

(iii)

are customer or supplier contracts that can be terminated only subject to prior notice longer than six months (other than fixed-term contracts) or payment of a contractual penalty or indemnity of any nature whatsoever in excess of € 1,000,000;

(iv) limits the freedom of a Group Company to do business or to compete or pursuant to which a Group Company confers or is granted with an exclusivity;

(v)

has been entered into other than in the ordinary course of business or at arm’s length conditions, without a specific reason justified by (y) the business and the interest of the Group Companies or (z) applicable Laws;

	(vi)	has the effect or purpose of sharing profits or revenues with third parties;

(vii)

have been entered into with any current or former shareholder, director, officer or employee, or any Seller or any Affiliate of any Seller, except any agreement concluded in the ordinary course of business at arm’s length condition;

	(viii)	are entered into with customers, cannot be terminated without notice and the performance of which could reasonably be expected to result in a loss;

	(ix)	are in the nature of a distribution, franchise, agency, or sales representative agreement generating annual revenues in excess of €500,000;

	(x)	are in the nature of a partnership or joint venture;

	(xi)	provide for any retroactive pricing, refund, rebate, price adjustment, or other financial settlement;

	(xii)	are in the nature of a guaranty, surety or indemnity;

	(xiii)	are in the nature of a performance bond, letter of credit or other financial security or financing agreement;

	(xiv)	are in the nature of a license agreement for patents, trademarks, software or otherwise;

	(xv)	have been entered into with any Governmental Authority, including in respect of any government grant, subsidiary, allowance or assistance program;

	(xvi)	pursuant to which any machinery, software, composition, process, design or method being used by a Group Company was researched, developed or invented for a Group Company by or with any Persons.

“Mezzanine Loan”

means the EUR 20,000,000 mezzanine facility agreement entered into on 10 October 2006, as amended from time to time, between in particular (i) the Company (as borrower) and (ii) Société Générale (as mandated lead arranger, bookrunner, agent and security agent);

“New Plants”	means the new plant in Caojing (China) and the new hydropliolite plant in Le Havre (France);

“Notice of Non-Acceptance”	has the meaning set forth in Article 4.5.2;

“Omnova” or “Omnova Solutions Inc”	means Omnova Solutions Inc, a company incorporated under the laws of the State of Ohio, listed on the New York stock exchange, whose registered office is at 175 Ghent Road, Fairlawn 44333, Ohio;

“Omnova Solutions France”

means Omnova Solutions France Holding SAS, a French société par actions simplifiée, with a share capital of € 1, whose registered office is at 38 rue de Berri – 75008 Paris, with identification number 528 115 074 RCS Paris

“Owned Intellectual Property”	has the meaning set forth in Article 11.7;

“Payment Account Details”

means, in relation to any payment to be made under or pursuant to this Agreement, the bank’s name, international bank account number (IBAN), bank identifier code (BIC), account location and other details specified by the payee and necessary to effect payment to the payee;

“PEA Shares”	means those Shares that are registered in shares saving plans (Plans d’Epargne en Actions);

“Permitted Leakages”

means any of:

(a) normal emoluments and other entitlements (including any accrued but unpaid bonuses) payable in the ordinary course of business and consistently with past practices to those of the Sellers in their capacity as employees, directors, officers or members of any management or supervisory board of any Group Company under any currently existing employment, service, consultancy or other similar agreements;

(b) any of the payments listed in Appendix 7; and

(c) any payment specifically agreed by or on behalf of the Purchaser in writing from time to time.

“Person”	means any individual person or Entity;

“Pre-Closing Notice”	has the meaning set forth in Article 4.3.2;

“Purchase Price”	has the meaning set forth in Article 4.1;

“Purchase Price Adjustment”	means the sum of all adjustments to be paid after Closing pursuant to Article 4.6.

“Purchaser’s Accounting Firm”	means PriceWaterhouseCoopers;

“Purchaser Allocation”

means the allocation, among Omnova Solutions Inc and Omnova Solutions France (together referred to as the “Purchaser”), of the Acquired Securities and of any payments to be made by the Purchaser pursuant to this Agreement, as such allocation shall be notified in writing by the Purchaser to the Sellers’ Agent no later than five calendar days before the Closing Date it being specified that Omnova Solutions Inc. shall be the sole purchaser for the Convertibles Bonds and that Omnova Solutions France shall be the sole purchaser for the other Acquired Securities;

“Put Date”	means 21 September 2010;

“Put Option”	means the put option executed by the Purchaser and the Sellers on the Put Date in connection with the contemplated acquisition of the Acquired Securities by the Purchaser;

“Qualified Disclosure”	has the meaning set forth in Article 12.5;

“Redeemable Bonds”	means the 300,000 bonds redeemable into shares of the Company (obligations remboursables en actions) issued by the Company;

“Reference Capital Expenditure”

means the cumulative amount of cash which should have been paid by the Group Companies as a capital expenditure in respect of the New Plants, during the period from the Balance Sheet Date to the Closing Date, as set out in the Capex Plan;

“Reference Working Capital”	has the meaning set forth in Appendix 2;

“Representatives”	has the meaning set forth in Article 6.2.6;

“Required Antitrust Authorities”

means the Governmental Authorities which have authority to provide clearances or approvals under antitrust, competition and similar Laws (it being specified that Purchaser, based on its own information and information provided by the Sellers as of the Put Date, is not required to notify antitrust filings in jurisdictions other than Russia, Spain and Turkey);

“Securities”

means (i) any security or right, issued or to be issued, by any Entity which may entitle its holder, directly or indirectly, immediately or in the future, to a portion of the share capital, profits, liquidation profits or voting rights of such Person (including any share, warrants, options, convertible bonds, bonds with attached warrants, or bonds redeemable into securities or any option, warrant or other rights convertible into or exchangeable for any of the foregoing), (ii) any preferential subscription or allotment rights relating to an issuance of such securities or rights, or (iii) any division of such securities, including into bare ownership or usufruct;

“Sellers’ Agent”	means AXA Investment Managers Private Equity Europe;

“Sellers’ Accounting Firm”	means Deloitte & Associés;

“Sellers’ Knowledge”	means Sellers’ actual knowledge or such knowledge Sellers would have after due enquiry with the auditors and Managers of the Group Companies;

“Senior Loan”

means the EUR 98,000,000 senior facility agreement entered into on 10 October 2006, as amended from time to time, between in particular (i) the Company (as borrower) and (ii) Société Générale (as mandated lead arranger, bookrunner, agent, security agent and issuing bank);

“Shares”	means the 15,300,000 ordinary shares with a par value of € 1 each, issued by the Company (which include the PEA Shares);

“Share Warrants”	means the 2,640,000 share warrants (bons de souscription d’actions) issued by the Company;

“Specific Litigation	means the provisions for litigation risks and charges recorded in the

Provisions”	December 31st 2009 Accounts, representing a total amount of €300,000 and identified in Appendix 9;

“Subsidiaries”	means any Entity Controlled, directly and/or indirectly, by the Company;

“Tax”

means all taxes, whether direct or indirect, and whether levied by reference to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, local or municipal imposition, duties, contributions and levies (including, without limitation, social security contributions and any other payroll taxes), or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person;

“Term Loan”	means the $150 million term loan facility provided by Deutsche Bank to the Purchaser in accordance with the term loan commitment letter a copy of which is attached in Appendix 10;

“Third Party”	means any Person other than the Sellers, the Group Companies and the Purchaser;

“Third Party Claim”	has the meaning set forth in Article 14.5;

“Trading Day”	means any day on which shares of Omnova’s common stock are traded, or able to be traded, on the New York Stock Exchange;

“Transferee”	means any Person to whom any Aqcuired Securities may have been transferred between the Put Date and the Closing Date pursuant to Article 6.2.1;

“Transaction”	means the sale and purchase of the Acquired Securities under this Agreement;

“US GAAP”	means generally accepted accounting principles in the United States, including all principles issued by the US Financial Accounting Standard Board and within the Accounting Standards Codification;

“Working Capital”	means the working capital of the Group Companies as determined in Appendix 2; and

“Working Capital Adjustment”	has the meaning set forth in Appendix 2.

2	Principles of Construction

2.1	In this Agreement unless otherwise specified:

2.1.1	references to Articles, paragraphs and Schedules are to Articles, paragraphs of, and Schedules to, this Agreement unless otherwise indicated;

2.1.2

references to any French legal term for any Person, tax, law, action, remedy, method of judicial proceedings, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than France be deemed to include what most nearly approximates in that jurisdiction to the French legal term.

2.2	The Appendices and Schedules form part of this Agreement.

2.3

The headings used in this Agreement have been adopted by the Parties for ease of reference only and the Parties declare that these headings are not to be comprised in this Agreement and shall not in any event influence the meaning or interpretation of this Agreement.

2.4

When calculating the period of time within which or following which any act is to be done or step taken, the rules described in articles 640 to 642 of the French Nouveau Code de Procédure Civile shall be applied.

2.5	Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the date of this Agreement.

SECTION II – SALE AND PURCHASE

3	Sale and Purchase of the Acquired Securities

Subject to the conditions precedent set forth in Article 5.1 and Article 5.3, and subject to the provisions of Article 6.2.1, each of the Sellers (each as to the Acquired Securities which such Seller owns on the date hereof or owns on the Closing Date) agrees to sell, or cause any Transferee referred to in Article 6.2.1 to sell, to the Purchaser (in accordance with the Purchaser Allocation), and the Purchaser (in accordance with the Purchaser Allocation) hereby agrees to purchase from each of the Sellers, on the Closing Date, all (and only all) of the Acquired Securities with all rights attached or accruing to them on Closing.

4	Purchase Price of the Acquired Securities and repayment of Existing Facilities Indebtedness

4.1	Purchase Price of the Acquired Securities

4.1.1	The aggregate purchase price which the Purchaser shall pay for the Acquired Securities (the “Purchase Price”) shall be equal to:

(i)	the Enterprise Value, minus

(ii)	the amount of the Debt-like Items, minus

(iii)	the amount of the Closing Net Debt, minus or plus (as the case may be)

(iv)	the amount of the Working Capital Adjustment, minus

(v)	the Employees Specific Compensation Amount, minus

(vi)	the amount of the Capital Expenditure Shortfall.

4.1.2

The allocation of the Purchase Price (as adjusted as the case may be in accordance with Article 4.5) among each category of Acquired Securities shall be (i) determined by the Sellers’ Agent in accordance with the allocation rules set forth in Appendix 12 and (ii) notified by the Sellers’ Agent pursuant to Article 4.3.2. The Sellers’ Agent declares that it is solely responsible for the allocation of the Purchase Price among the Acquired Securities and among the Sellers, and therefore, in paying the Purchase Price to the Sellers’ Agent, the Purchaser shall have satisfied its obligations hereunder and shall have no further liability to the other Sellers with respect to the allocation or payment of the Purchase Price among the Acquired Securities and among the Sellers.

4.2	Existing Facilities Indebtedness

The Purchaser acknowledges that the Existing Facilities Indebtedness under the Existing Facilities will become due and payable in full on the Closing Date as a result of the change of control of the Company.

Therefore, the Purchaser shall on the Closing Date, as an essential condition to the sale of the Acquired Securities, and in addition to the payment of the Purchase Price, repay, on behalf of the relevant Group Companies, or cause the repayment by them, in compliance with the terms of the Existing Facilities and the notice referred to in Article 4.3.2, of the full amount of the Existing Facilities Indebtedness.

4.3	Estimated Purchase Price

4.3.1

For the purpose of determining the payment to be made to the Sellers at the Closing Date in consideration for the Acquired Securities, the amount of the Closing Net Debt, Closing Working Capital and Closing Capital Expenditure shall be estimated in good faith by the Sellers’ Agent acting reasonably (with the assistance of the Sellers’ Accounting Firm) prior to the Closing Date applying the Closing Accounting Principles (respectively the “Estimated Net Debt”, the “Estimated Working Capital”, and the “Estimated Capital Expenditure”).

4.3.2

At least ten (10) calendar days prior to the Closing Date, the Sellers’ Agent, acting reasonably and in good faith, shall provide to the Purchaser a written statement signed by the Sellers’ Agent (the “Pre-Closing Notice”) setting out:

(i)	the Estimated Net Debt, the Estimated Working Capital and the Estimated Capital Expenditure together with such evidence as the Sellers may have in support of such estimates;

(ii)	the Employees Specific Compensation Amount;

(iii)

the amount of the estimated Purchase Price, being the Enterprise Value minus the amount of the Debt-like Items, minus the Estimated Net Debt, minus or plus (as the case may be) the Estimated Working Capital Adjustment, minus the Estimated Capital Expenditure Shortfall, minus the Employees Specific Compensation Amount (the “Estimated Purchase Price”);

(iv)	the allocation of the Acquired Securities among the Sellers (with a detail of the PEA Shares and the other Shares) as of the Closing Date;

(v)	the Estimated Purchase Price per type of Acquired Security (including the PEA Shares) and among the Sellers;

(vi)	the amount to be paid by the relevant Group Companies as of the Closing Date under the Existing Facilities together with the Payment Account Details of the holders of such Existing Facilities;

(vii)	the Payment Account Details of the Sellers’ Agent;

(viii)	evidence that the Existing Encumbrances shall be discharged upon, and subject to, the full repayment by the relevant Group Companies of all Existing Facilities Indebtedness;

(ix)	a complete and accurate list of the mandataires sociaux (directors and members of a management or supervisory board) of the Group Companies; and

(x)

the allocation among the Sellers of the Sellers’ liability under this Agreement (except for Article 14.1.1, where each Seller shall be individually liable), it being agreed that such allocation shall comply with the principles set forth in Appendix 14.

4.3.3	Review of the Pre-Closing Notice by the Purchaser

(i)

The Purchaser shall notify to the Seller’s Agent within five (5) calendar days from the receipt of the Pre-Closing Notice whether or not it has any comments on the Pre-Closing Notice and in particular on the calculation of Estimated Net Debt, the Estimated Working Capital, the Estimated Capital Expenditure and the Estimated Purchase Price.

(ii)	If the Purchaser does not comment on the Pre-Closing Notice, then the Purchaser shall proceed with the Closing Payments in accordance with the information included in the initial Pre-Closing Notice.

(iii)

If the Purchaser notifies the Seller’s Agent its disagreement on the Pre-Closing Notice, then the Seller’s Agent, together with the Sellers’ Accounting Firm, and the Purchaser, together with the Purchaser’s Accountant Firm, shall meet to discuss in good faith, and acting reasonably, the objections of the Purchaser on the Pre-Closing Notice and shall use their reasonable endeavours to reach an agreement on the items of the Pre-Closing Notice the Seller’s Agent and the Purchaser disagree on, within five (5) calendar days from the receipt by the Purchaser of the Pre-Closing Notice.

(iv)	If the Seller’s Agent and the Purchaser reach an agreement on the disputed items of the Pre-Closing Notice within five (5) calendar days from the receipt by the Purchaser of the Pre-Closing Notice, the Sellers’ Agent shall then notify to the Purchaser, at least five (5) calendar days prior to the Closing Date, a new Pre-Closing Notice setting out the information listed under Article 4.3.2 as agreed upon between the Sellers’ Agent and the Purchaser.

(v)

If the Seller’s Agent and the Purchaser do not reach an agreement on the Pre-Closing Notice within five (5) calendar days from the receipt by the Purchaser of the Pre-Closing Notice, then the Parties shall pursue towards completion of the Transaction on the basis of the Pre-Closing Notice in accordance with, and subject to, the provisions of Article 4.3.2.

(vi)

Nothing in this Article 4.3.3 shall be construed as an agreement of the Purchaser on the amount of the Estimated Net Debt, the Estimated Working Capital, the Estimated Capital Expenditure and the Estimated Purchase Price, which would prevent the Purchaser from implementing the Purchase Price Adjustment procedure provided for under Article 4.5.

4.4	Closing Payments

At Closing, the Purchaser shall:

(i)

pay (and/or deliver, as the case may be) to the Sellers’ Agent (in accordance with the Purchaser Allocation), for and on behalf of all the Sellers, a cash amount equal to the Estimated Purchase Price by wire transfer to the Sellers’ Agent account specified in the Pre-Closing Notice, with value date on the Closing Date;

(ii)

pay to the Existing Banks, on behalf of the relevant Group Companies, or cause the payment by them to the Existing Banks of, the full amount of the Existing Facilities Indebtedness, with value date on the Closing Date;

(together the “Closing Payments”).

4.5	Purchase Price Adjustment

The Purchase Price shall be calculated after Closing in accordance with the provisions below.

4.5.1	Draft Closing Statement

Within sixty (60) calendar days after the Closing Date, the Purchaser shall draw up the Closing Accounts and provide them to the Sellers’ Agent together with a written statement (the “Draft Closing Statement”) setting out:

(i)

the proposed amount of the Closing Net Debt, the Closing Working Capital and the Closing Capital Expenditure (all determined from the Closing Accounts), together with such evidence as the Purchaser may have to support such calculations; and

(ii)	the proposed amount of the Purchase Price (calculated in accordance with Article 4.1) and of the Purchase Price Adjustment.

4.5.2	Review of the Closing Statement by the Sellers’ Agent

(i)	The Sellers’ Agent shall notify the Purchaser within thirty (30) calendar days of receipt of the Draft Closing Statement whether or not it agrees on the Draft Closing Statement.

(ii)

If the Sellers’ Agent notifies the Purchaser its disagreement on the Draft Closing Statement (the “Notice of Non-Acceptance”), then the Sellers’ Agent and the Sellers’ Accounting Firm shall set out in the Notice of Non-Acceptance, in reasonable details and with supporting documentation, those items of the Draft Closing Statements on which they disagree (the “Disputed Items”), the reasons for such disagreement and the adjustments that, in their opinion, should be made to the Disputed Items. All items which are not specifically disputed in the Notice of Non-Acceptance shall be deemed agreed upon the Parties.

(iii)

The Purchaser, the Purchaser’s Accounting Firm, the Sellers’ Agent and the Sellers’ Accounting Firm shall discuss in good faith the objections of the Sellers’ Agent and the Sellers’ Accounting Firm on the Disputed Items and shall use their reasonable endeavours to reach an agreement on such Disputed Items, within fifteen (15) calendar days of the Notice of Non-Acceptance (or any other date as the Purchaser and the Sellers’ Agent may agree in writing).

(iv)

If the Sellers’ Agent is satisfied with the Draft Closing Statement (either as originally proposed by the Purchaser or as agreed pursuant to paragraph (iii) above), or if the Sellers’ Agent fails to notify the Purchaser of its disagreement on the Draft Closing Statement within the period referred to in paragraph (i) above, then such Draft Closing Statement shall be deemed the “Final Closing Statement” for the purposes of this Agreement, and the Purchase Price Adjustment set out in the Final Closing Statement shall be final and binding upon the Parties.

4.5.3	Failure to Agree on the Purchase Price

(i)

If the Sellers’ Agent and the Purchaser do not reach an agreement on the Draft Closing Statement within the period referred to in Article 4.5.2(iii) above, then the Disputed Items (and only those) shall be referred, on the application of either the Purchaser or the Sellers’ Agent, for determination to KPMG.

(ii)

If KPMG (or any of its successor(s) appointed in accordance with the procedure set out hereafter) refuses, or is unable to carry out its mission hereunder then the Purchaser and the Sellers’ Agent shall use all reasonable efforts to agree on the appointment of an independent firm of internationally recognized chartered accountants. Failing an agreement among the Purchaser and the Sellers’ Agent on such designation within five (5) calendar days, any of them may request the President of the Commercial Court of Paris ruling under summary proceedings (statuant en référé) to appoint an independent firm of internationally recognized chartered accountants, each of the Purchaser and the Sellers’ Agent having the opportunity to be heard.

(iii)	KPMG or its successor appointed in accordance with the procedure set out in paragraph (ii) above shall be referred to herein as the “Expert”.

4.5.4	Procedures applicable to the determination of the Purchase Price by the Expert

(i)

Following the appointment of the Expert, the Purchaser and the Sellers’ Agent shall each promptly (and in any event within such time frame as reasonably enables the Expert to make its decision in accordance with the period set forth in paragraph (iv) below) prepare and deliver to the Expert a written statement on the Disputed Items (together with the relevant documents including the Closing Accounts, the Draft Closing Statement (which shall bind neither the Sellers, nor the Expert) and the Notice of Non-Acceptance).

(ii)

The mission of the Expert shall be limited to the review and resolution of the Disputed Items based solely upon the elements presented by the Parties and not by independent review. In determining each Disputed Item, the Expert may not assign value to such Disputed Item greater than the greater value allowed to such Item by either the Sellers’ Agent or the Purchaser or lesser than the lower value allowed to such Disputed Item by either of the Sellers’ Agent or the Purchaser.

(iii)	The Expert shall act pursuant to the provisions of Article 1592 of the French Civil Code (Code civil) and its decision shall be final and binding on the Parties (absent any gross mistake).

(iv)

The Expert shall make its decision after due hearings of the Purchaser and the Sellers’ Agent. The Expert shall be requested to give its decision within thirty (30) calendar days of acceptance by the Expert of its appointment hereunder (or such later date as the Expert may reasonably determine if the circumstances require a longer period to conduct its mission).

(v)

The decision of the Expert shall be founded and the Expert shall provide the Purchaser and the Sellers’ Agent with a final statement which shall state the amounts of the Closing Net Debt, the Closing Working Capital, the Working Capital Adjustment, the Closing Capital Expenditure and the Capital Expenditure Shortfall and specify in reasonable details what adjustments, if any, have been made to the Draft Closing Statement in respect of the Disputed Items (such Expert’s final statement to be considered as the “Final Closing Statement” for the purpose hereof).

(vi)

The fees and expenses of the Expert shall be borne by the Parties in such proportions as shall be decided by the Expert, who shall base its decision upon the relative extent to which the Parties’ respective positions are upheld in the final determination of the Expert or, in the absence of such determination, equally between the Sellers, on one hand, and the Purchaser, on the other hand.

4.5.5	Principles to be applied by the Parties and the Expert

(i)

The Parties agree to promptly provide each other and where applicable, the Expert, with all information (in their respective possession or control or in the possession or control of their Affiliates) relating to the operations of any Group Company, including access at all reasonable times to all employees, books, records and files, and other relevant information and all co-operation and assistance, as may be reasonably required to enable the review of the Draft Closing Statement and the production of the Final Closing Statement.

(ii)

The Sellers’ Agent and the Purchaser hereby authorize each other, their respective advisers and accountants and the Expert to take copies of all information provided under paragraph (i) above, provided that they have agreed to keep such information confidential.

(iii)	The Closing Accounts, the Draft Closing Statement and the Final Closing Statement shall be prepared and shall be used for the exclusive purpose of determining the Purchase Price Adjustment.

(iv)

For purposes of the determination of the amounts of the Closing Net Debt, the Closing Working Capital, the Working Capital Adjustment, the Closing Capital Expenditure, the Capital Expenditure Shortfall and the Purchase Price Adjustment, the Parties and the Expert shall be bound by and shall apply the Closing Accounting Principles, the definitions, formula and other terms set forth in this Agreement and more specifically its Article 4.5.

4.6	Post-Closing Payments

For the purpose of this Article 4.6, the amounts of the Closing Net Debt, the Working Capital Adjustment and the Capital Expenditure Shortfall shall be as set forth in the Final Closing Statement.

The Purchase Price Adjustment shall be as follows:

4.6.1	Adjustment relating to the Closing Net Debt

(i)	if the Closing Net Debt is less than the Estimated Net Debt, Omnova Solutions France shall pay to the Sellers’ Agent an additional amount equal to such difference; or

(ii)	if the Closing Net Debt exceeds the Estimated Net Debt, the Sellers’ Agent shall pay to Omnova Solutions France an amount equal to such difference.

4.6.2	Adjustment relating to the Working Capital Adjustment

(i)	if the Estimated Working Capital Adjustment was positive and:

(a)	the Working Capital Adjustment is higher than the Estimated Working Capital Adjustment, then Omnova Solutions France shall pay to the Sellers’ Agent an amount equal to such difference; or

(b)

the Working Capital Adjustment is lower than the Estimated Working Capital Adjustment (including if it is negative), then the Sellers’ Agent shall pay to Omnova Solutions France an amount equal to such difference;

(ii)	if the Estimated Working Capital Adjustment was negative and:

(a)

the Working Capital Adjustment is positive or negative in a lesser amount than the Estimated Working Capital Adjustment, then Omnova Solutions France shall pay to the Sellers’ Agent an amount equal to such difference; or

(b)

the Working Capital Adjustment is negative in a greater amount than the Estimated Working Capital Adjustment, then the Sellers’ Agent shall pay to Omnova Solutions France an amount equal to such difference.

4.6.3	Adjustment relating to the Capital Expenditure Shortfall

(i)	if the Capital Expenditure Shortfall is less than the Estimated Capital Expenditure, then Omnova Solutions France shall pay to the Sellers’ Agent an additional amount equal to such difference; or

(ii)	if the Capital Expenditure Shortfall exceeds the Estimated Capital Expenditure, then the Sellers’ Agent shall pay to Omnova Solutions France an amount equal to such difference.

4.6.4

The payments referred to in Articles 4.6.1 to 4.6.3 above, which may be offset, shall be made within five (5) Business Days after the date on which the determination of the Final Closing Statement is completed.

4.6.5	The Purchase Price Adjustment shall be paid in cash in immediately available funds as follows.

(i)	if to the Sellers’ Agent, to such bank account as shall have been notified by the Sellers’ Agent to the Purchaser for the payment of the Estimated Purchase Price;

(ii)	if to the Purchaser, to such bank account(s) as shall have been notified by the Purchaser to the Sellers’ Agent no later than one (1) Business Day in advance.

4.6.6	For the avoidance of doubt, the Parties agree that no item shall be taken twice into account for purposes of computing the Estimated Purchase Price and the Purchase Price respectively.

4.6.7	The allocation between the Sellers of the Purchase Price Adjustment shall be made in accordance with the allocation to be notified by the Sellers’ Agent to the Purchaser.

4.6.8

The Sellers’ Agent declares that it is solely responsible for the allocation of the Purchase Price Adjustment among the Sellers and therefore, in paying the Purchase Price Adjustment to the Sellers’ Agent, the Purchaser shall have satisfied its obligations hereunder and shall have no further liability to the other Sellers with respect to the allocation of the Purchase Price Adjustment among the Sellers.

5	Conditions

5.1	Mutual Condition Precedent to Closing

The obligation of the Purchaser to purchase the Acquired Securities and of the Sellers to sell the Acquired Securities is subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by each of the Parties:

(i)

no proceeding shall have been instituted or threatened or claim or demand made against the Sellers, any Group Company or the Purchaser by any Governmental Authority or any Person seeking to restrain or prohibit, or to modify, or to obtain damages with respect to, the transactions contemplated hereby;

(ii)

the Antitrust Clearance by the Required Antitrust Authorities has been obtained and all of the permits, consents, approvals and authorizations listed on Schedule 11.15 shall have been obtained and be in effect; and

(iii)

no Governmental Authority shall have ordered, enacted, issued, promulgated, enforced or entered any applicable Law which is then in effect and has the effect of restraining or making the transactions contemplated hereby illegal or otherwise prohibiting consummation of such transactions.

These conditions precedent are provided for the benefit of both the Purchaser and each of the Sellers and may be waived only by mutual agreement of the Purchaser and all of the Sellers.

These conditions precedent shall not have any retroactive effect.

5.2	Responsibility for Antitrust Satisfaction

The Purchaser acknowledges the importance for the Sellers that Closing takes place as soon as possible and that the condition precedent specified in Article 5.1(ii) above be satisfied without delay and therefore (a) confirms that it has submitted to the Sellers’ Agent’s counsel for review draft notifications to the antitrust authorities in Russia, Spain and Turkey and (b) undertakes as follows:

(i)

the Purchaser shall at its own expense make full and accurate necessary filings and contacts with the Required Antitrust Authorities as soon as practicable after the date of this Agreement and in any event within five (5) Business Days of the date of this Agreement and supply promptly any additional information and documentary material that may reasonably be requested by the Required Antitrust Authorities, with a view to obtaining the satisfaction of the Antitrust Clearance as soon as practicable; and

(ii)	the Purchaser shall use its reasonable best efforts to obtain the Antitrust Clearance, provided that such best efforts shall not include any action,

undertaking, obligation or condition that has, or may reasonably be expected to have, an adverse effect on the business, assets, liabilities, financial condition, prospects or results of the Purchaser or any of the Group Companies, including, without limitation, (a) divesting, disposing of, or holding separate (or otherwise taking or committing to take any action that limits the Purchaser’s freedom of action with respect to, or its ability to retain, operate or control) any of the businesses or assets of the Group Companies, or (b) divesting, disposing of, or holding separate (or otherwise taking or committing to take any action that limits the Purchaser’s freedom of action with respect to, or its ability to retain, operate or control) any of the businesses or assets of the Purchaser.

The Purchaser shall keep the Sellers’ Agent regularly informed of the processing of any filings to be made and shall provide the Sellers’ Agent promptly (upon written request by the Seller’s Agent) with all non-privileged or non-commercially sensitive communication exchanged with the Required Antitrust Authorities, and the Sellers’ Agent shall provide promptly to the other Sellers the relevant information relating to this matter.

The Sellers agree to fully cooperate and to cause the relevant Group Companies to cooperate with the Purchaser, in a timely fashion, in providing such assistance as is reasonably necessary for the Purchaser to make the relevant filings.

The Purchaser shall promptly give notice to the Sellers’ Agent of the satisfaction of the condition precedent specified in Article 5.1(ii), and in any event within three (3) Business Days of becoming aware of the same.

5.3	Conditions Precedent to the obligations of the Purchaser

The obligation of the Purchaser to purchase the Acquired Securities are further subject to the satisfaction of all of the following conditions at or prior to Closing:

5.3.1

The Purchaser shall have obtained an aggregate amount of financing (through a combination of High Yield Offering, Term Loan, asset backed loan and/or equity) which is sufficient for the Purchaser to close the Transaction and on terms and conditions which are satisfactory to the Purchaser;

5.3.2	Since the Put Date, there shall not have occurred or become known any Material Adverse Effect;

5.3.3

The representations and warranties of the Sellers contained in this Agreement (other than those referred to in Article 5.3.4) shall be true and correct on the Put Date and on the Closing Date (except to the extent such representations and warranties shall have been expressly made only as of a particular earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, provided that if an event occurring after the Put Date would cause any representation or warranty of Seller to be not true and correct at the Closing then, prior to the Closing, the Seller shall provide the Purchaser as soon as practicable clear and fair written disclosure regarding such events (specifically pursuant to this Article 5.3.3), and if such disclosure has been made, for purposes of this Article 5.3.3 (and for no other purposes) such representation and warranty shall be deemed to be true and correct at the Closing, but no such disclosure by the Seller shall, without limitation, limit the Purchaser’s rights under Article 5.3.2, and such disclosure shall be ignored for purposes of Article 11 and 14.

5.3.4

The representations and warranties of the Sellers contained in Article 10, 11.1, 11.2, 11.3 and 11.20 of this Agreement shall be true and correct, in all respects, on the Put Date and on the Closing Date; and

5.3.5

Since the Put Date, each of the Sellers and each Affiliate of the Sellers shall have performed or complied with all of its covenants, undertakings and other obligations hereunder required to be performed or complied with by them prior to or on the Closing Date.

5.3.6

The conditions set forth in this Article 5.3 are for the sole benefit of the Purchaser and may under no circumstances be used or waived by any of the Sellers. The Purchaser may (to the extent permitted by Law) waive any of them in whole or in part, in writing, at any time prior to the Closing Date and therefore may require the Sellers to complete the Transaction notwithstanding the fact that one or several of the conditions have not been satisfied on or prior to the Closing Date.

5.4	Non satisfaction

5.4.1

The Purchaser shall promptly give notice to the Sellers of the satisfaction of the condition precedent specified in Article 5.3.1, and in any event within three (3) Business Days of becoming aware of the same.

5.4.2

If any of the conditions precedent set out in Article 5.1 and 5.3 becomes impossible to satisfy, or is not satisfied at the latest on December 31st 2010 (the “Long Stop Date”), this Agreement shall lapse upon notice (save for the provisions of Articles 17, 22, 23, 26, 27 and 29 which shall survive) and no Party shall have any claim against any other Party under this Agreement save for any claim arising from a breach of the representations or undertakings of any of the other Parties and, if applicable, save for the Sellers’ entitlement to the Break-up Indemnity set forth in Article 5.4.3.

5.4.3

If (i) all the conditions precedent set out in this Agreement (other than the condition precedent set out in Article 5.3.1) have been satisfied and (ii) all covenants and undertakings of the Sellers under this Agreement have been performed and (iii) the financing condition precedent set out in Article 5.3.1 is not satisfied (or waived by the Purchaser) at the latest on the Long Stop Date, then, as a consideration for the undertaking of the Sellers not to sell the Acquired Securities between the date of this Agreement and the Long Stop Date, the Purchaser shall pay to the Sellers a lump sum amount of seven million euros (€ 7,000,000) (the “Break-Up Indemnity”). In addition, and notwithstanding any other provision of this Agreement, at any time before the Closing Date, the Purchaser may elect, on a purely discretionary basis, at any time between the date hereof and the Long Stop Date, regardless of the satisfaction or non-satisfaction of any of the conditions precedent set out in this Agreement, to terminate this Agreement and pay the Break-Up Indemnity to the Sellers’ Agent. The Break-Up Indemnity and the Deloitte’s Fees shall be the sole and exclusive remedy of the Sellers against the Purchaser for any losses, expenses or damages suffered in connection with this Agreement or the transactions contemplated hereby, including, without limitation, any losses, expenses or damages resulting from any breach by Purchaser under this Agreement or otherwise. Subject to the conditions set out in this Article 5.4.3 being met, the Break-Up Indemnity shall be paid to the Sellers’ Agent no later than three (3) Business Days following (i) Purchaser’s election to terminate this Agreement or (ii) the Long Stop Date.

5.4.4

In any event where the Break-Up Indemnity and the Deloitte’s Fees shall be paid or payable, the Break-Up Indemnity and the Deloitte’s Fees shall be the sole and exclusive remedy of the Sellers against the Purchaser’s financing sources (including Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc. and their respective officers, directors, partners, members, affiliates, representatives and agents (but excluding for the avoidance of doubt the Purchaser and any member of the Omnova group) (collectively, the “Financing Parties”) for any losses, expenses or damages suffered in connection with this Agreement or the transactions contemplated hereby. Notwithstanding any other provision of this Agreement, it is explicitly agreed that the Financing Parties will not have any liability in monetary damages or otherwise, or owe any obligation to the Sellers and their respective Affiliates hereunder or under the Commitment Letter dated as of September 16, 2010 among the Purchaser and Deutche Bank Trust Company Americas, Deutsche Bank Securities Inc. (the “Commitment Letter”) or in connection with the transactions contemplated hereby or thereby or arising from any claim or cause of action in connection therewith. In addition, each party further agrees that it will not commence or join in any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby, including the Commitment Letter, against any of the Financing Parties other than in any state or federal court sitting in New York, New York, which shall have sole and exclusive jurisdiction over any such claim, action or proceeding, and irrevocably waives any right to trial by jury in connection therewith. The Financing Parties shall be express third party beneficiaries with respect to this Section.

6	Pre-Closing matters

6.1	Covenants of the Sellers

6.1.1

During the period from the Put Date to the Closing Date, each of the Sellers shall (and shall cause its Affiliates to), to the extent of its powers as shareholder, director or employee of the Group Companies, ensure that the Group Companies operate and conduct their activities in their ordinary course of business and consistently with past practices (including all commercially reasonable efforts to preserve their relationships with their customers, suppliers and employees). In particular, during the period from the Put Date to the Closing Date, except as set forth in Appendix 13, the Sellers shall cause the Group Companies (to the extent of their powers as shareholder, director or employee of the Group Companies) not to:

(i)	amend its articles of association;

(ii)

acquire or transfer (or agree to acquire or transfer), by merger, purchase or sale of shares or assets, any (x) interest in a company (excluding investments in liquid shares of limited liability entities made solely for cash management purposes), or (y) any fonds de commerce;

(iii)	alter its share capital or declare, make or pay any dividend other than dividends paid to any Group Company;

(iv)

issue or sell (or agree to issue or sell) any of its shares or any options, warrants, or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or more generally any securities that may give access to its share capital;

(v)

incur, assure or guaranty any new Indebtedness, except borrowing under the revolving facilities granted under the Senior Loan or under the Indian Facilities, nor reimburse or prepay voluntarily any Indebtedness;

(vi)

sell, transfer or otherwise dispose of any assets of the Group Companies in each case having an individual net book value exceeding € 250,000, or accept to create any new Encumbrance over the properties or assets of the Group Companies, other than in the ordinary course of business and consistent with past practices;

(vii)	enter into any joint-venture, partnership or other similar arrangement;

(viii)

make any payment to the Sellers or to the Affiliates of the Sellers (other than Permitted Leakages or payments made to Affiliates of the Sellers pursuant to any agreement concluded in the ordinary course of business at arm’s length conditions and consistent with past practices);

(ix)	increase the salaries, bonuses or compensation benefits of any employee (other than increases made in consistence with past practice or required by legal or contractual obligations);

(x)	wind-up, merge, split-up or sale any of its business as a whole or of any of its business divisions;

(xi)	materially modify or voluntarily terminate any Material Contracts or enter into any new Material Contract;

(xii)	launch any new business activities, new products, any research and development program or capital investment for which it may incur costs in excess of €1,000,000;

(xiii)

dismiss any Manager or hire any new director, or dismiss or hire any employee whose annual gross salary or compensation is in excess of €100,000, except in the case of a dismissal for faute grave or faute lourde;

(xiv)	incur any new liability in excess of €250,000, other than in the ordinary course of business and consistent with past practice;

(xv)	make any change in accounting or tax principles or methods;

(xvi)	engage in any new proceedings or make any settlement in any proceedings, except to the extent that the financial consequences thereof had been fully reserved for in the Accounts

(xvii)

incur or be liable for costs or expenses of any Seller or any Affiliate of the Sellers relating to the sale of the Acquired Securities (including any professional advisers’ fees and any transaction or sale bonuses or other payments payable as a result of the completion of the sale of the Acquired Securities, except for the Employees Specific Compensation);

(xviii)	take any action that would render, or which reasonably may be expected to render, any of the representations or warranties of the Sellers set forth in this Agreement untrue; and

(xix)	enter into any commitments to take any of the actions prohibited by any of the foregoing paragraphs of this Article 6.1.

6.1.2

Any event, circumstance or decision which would constitute a breach of any of the covenants set out in Article 6.1.1 above shall be notified immediately by the Sellers’ Agent to the Purchaser and (a) shall be deemed authorized if (i) required to consummate the transactions contemplated hereunder, or (ii) required by applicable law or regulation or (b) shall require for consent in writing by the Purchaser (such consent not to be unreasonably withheld or delayed or conditioned).

6.1.3

Any notice of Major Decisions shall be submitted to the Purchaser, attn. James LeMay, General Counsel. If such Major Decision requires Purchaser’s consent pursuant to the provisions hereof, the Purchaser shall within five (5) Business Days from receipt of a notice of a Major Decision notify its approval or disapproval to the Seller’s Agent, attn. Mr. Thibault Basquin. If such approval or disapproval is not notified within the above-mentioned period of time, the decision shall be deemed to have been consented to in writing by the Purchaser for the purposes of this Article 6.1.

6.2	Other Undertakings of the Sellers

During the period from the Put Date to the Closing Date:

6.2.1

Each Seller individually shall not, without the Purchaser’s prior consent (such consent not to be unreasonably withheld or delayed), proceed to a voluntary transfer of any of the Acquired Securities it owns at the date hereof other than to (i) another Seller or to (ii) his or her spouses or children who, prior to such transfer, agrees to benefit from, and be bound by, all the terms and conditions of this Agreement and be considered as an additional Seller for the purposes of this Agreement, and the relevant Seller shall notify the transfer to the Purchaser and to the Sellers’ Agent, provided that the AXA Funds’ and Tigre’s percentage of liability under the indemnification obligations set out in Article 14 shall remain as set out in Appendix 14, and provided further that such transfers shall not reduce the obligations or liabilities of the Sellers, nor release any Seller from their obligations or liabilities, under their covenants, undertakings, representations and warranties set forth herein.

6.2.2	Each Seller undertakes not to exercise any of the Share Warrants, Convertibles Bonds and/or Redeemable Bonds

6.2.3

Each Seller undertakes to take all necessary actions (and cause the Group Companies to take all necessary actions) to obtain, on or prior to the Closing Date, all consents, waivers and approvals required from Third Parties under the agreements identified in Schedule 11.15 or further to any notice hereunder. The Sellers shall ensure that obtaining such consents, waivers and approvals will be at no cost to any Group Company, other than those, if any, provided in the relevant agreements that are specifically and fully disclosed in Schedule 11.15.

6.2.4

The Sellers shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Sellers’ Agent, of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, (ii) any notice or other communication from any Governmental Authority in connection with the Transaction, (iii) any actions, suits, claims, investigations or proceedings or any threat thereof relating to the Transaction including any of the same which in any manner challenge or seek to prevent the Transaction, and (iv) any fact, event or occurrences which has caused or could reasonably be expected to cause any condition to Closing set forth in Article 5 hereof not to be satisfied or any representation or warranty not to be true and correct; provided that the delivery of any such notice or any other disclosure after the Put Date shall not limit, or be given any effect in respect of, the representations or warranties of the Sellers or the Purchaser (as the case may be), the remedies available hereunder to the Purchaser or the Sellers (as the case may be), or the conditions to the obligations of the Purchaser or the Sellers (as the case may be). Any notice pursuant to the provisions hereto shall include all relevant details to provide disclosure as complete and fair as possible of such fact, event or occurrence.

6.2.5

The Sellers’ Agent shall procure the Group Companies to provide to the Purchaser, within thirty (30) days after the end of each calendar month, monthly non-audited interim accounts of the Group Companies (containing only consolidated profits and losses, balance sheet and cashflows), it being specified that the Sellers shall not give any representation and warranties in relation to such accounts and such accounts shall not be used in the Purchase Price Adjustment described in Article 4.6.

6.2.6

The Sellers shall afford to the Purchaser and its officers, employees, accountants, counsel, financial advisors and other representatives (the “Representatives”) reasonable access during normal business hours, to all of the officers, Managers, properties, books, contracts and records of the Group Companies, and shall furnish promptly to the Purchaser and its Representatives all information concerning the businesses, properties and personnel of the Group Companies as Purchaser may reasonably request for the purposes relating to the Transaction, the High Yield Offering, the Term Loan, or the Law requirements.

6.2.7

The Sellers agree to fully cooperate and to cause the relevant Group Companies to cooperate with the Purchaser, in a timely fashion, in providing, such assistance as is reasonably necessary for the condition set forth in Article 5.3.1 to be satisfied, including, without limitation, by making their best efforts to provide customary consents and opinions from Deloitte & Associés in connection with the High Yield Offering. Deloitte’s fees in connection with such customary consents and opinions (the “Deloitte’s Fees”) shall be borne by the Purchaser.

6.2.8

The Sellers undertake to take all necessary actions (and cause the Group Companies to take all necessary actions) to obtain, as soon as possible after the Put Date, all of the following documents : (a) a copy of duly stamped and registered deed of conveyance transferring to Eliokem India Private Limited the immoveable property situated on block numbers 27, 103, 104, 105, 131 to 137, Village Dungri, Taluka Valia, District Bharuch 393135, Gujarat, (b) a copy of duly stamped and registered deed of conveyance transferring to Eliokem India Private Limited the immoveable property situated on plot numbers 702 and 703 in survey numbers 227P, 229P and 230P, Taluka Ankleshwar, District Bharuch, (c) in relation to Plot No. 2, Navadra, Taluka Kalyanpur, District Jamnagar (“Jamnagar Property”), all documents relating to the assignment of leasehold rights by Apar Industries Limited over Jamnagar Property in favour of Eliokem India Private Limited and the confirmation issued by the GEDA in this regard and (d) in relation to housing quarter no. RCL – 12/10/55 to 57 and 59 at Ankleshwar Industrial Estate (“Housing Quarters”), a copy of the agreement relating to transfer of Housing Quarters from Apar Industries Limited to Eliokem India Private Limited.

7	Closing

7.1	Date and Place

7.1.1

Subject to all conditions precedent in Article 5 being satisfied, and subject to the provisions of Article 5.4.3, Closing shall take place at 10 a.m., at the offices of Latham & Watkins LLP, 53 quai d’Orsay, 75007 Paris, France, (i) on the last Business Day of the month during which the last of the conditions precedent set out in Articles 5.1(ii) and 5.3.1 has been satisfied or is deemed to be satisfied, or, (ii) if such conditions precedent are not satisfied or deemed satisfied by the end of November 2010, as soon as practicable but no more than five (5) Business Days after satisfaction of such conditions precedent. The Parties undertake to make their reasonable best efforts to cooperate in order to have the Closing occurring on such month end or as soon as practicable thereafter.

7.1.2	In the situation referred to in Article 7.1.1(ii) above, the Parties agree that:

(i)

the “Closing Accounts” shall be the balance sheet and profit and loss account of the Company, on a consolidated basis as of 30 November 2010 and in accordance with the Closing Accounting Principles. Therefore, notwithstanding the provisions of Appendix 2, any reference to the term “Closing Date” in Appendix 2 shall be read as a reference to the date of 30 November 2010; and

(ii)

any reference to the term “Closing Date” in the definitions of “Closing Capital Expenditure”, “Closing Net Debt” and “Reference Capital Expenditure” in Article 1 shall be read as a reference to the date of 30 November 2010.

7.1.3	The Parties agree that Closing may occur at such other place and date as may be agreed between the Sellers’ Agent and the Purchaser.

7.2	Closing deliveries

7.2.1	At Closing, the Purchaser shall:

(i)	deliver to the Sellers’ Agent evidence of the obtaining of the Antitrust Clearance;

(ii)	make the Closing Payments in accordance with Article 4.4 and deliver evidence thereof to the Sellers’ Agent; and

(iii)

deliver to the Sellers’ Agent such documents as the Sellers’ Agent may reasonably request and as is necessary for the Seller’s Agent to perform due diligence checks pursuant to applicable law or regulation concerning anti-money laundering or the prevention thereof.

7.2.2

At Closing, each Seller (each with respect to the Acquired Securities that it will sell to the Purchaser on Closing) shall deliver to the Purchaser (in accordance with the Purchaser Allocation) duly completed, executed and dated share transfer forms (ordres de mouvement) and related tax transfer forms (formulaire Cerfa n°2759) in respect of the transfer of all, and not less than all, of the Acquired Securities in favor of the Purchaser.

7.2.3	At Closing, the Sellers’ Agent shall:

(i)

deliver to the Purchaser the written resignations, with effect from the Closing Date, of the mandates as directors or members of a management or supervisory board of a Group Company (but excluding for the avoidance of doubt from their positions under their employment contracts with the Group Companies), of the Persons whose names shall be notified by the Purchaser to the Sellers’ Representative no later than five (5) Business Days prior to the Closing Date, in the form attached hereto as Appendix 15;

(ii)	deliver to the Purchaser up-to-date originals of the share transfer register (registre des mouvements de titres) and shareholders accounts (comptes d’actionnaires) of the Group Companies;

(iii)

deliver to the Purchaser up-to-date originals of the minute books for the directors’ and shareholders’ meetings (registre des procès-verbaux du Conseil d’administration and registre des procès-verbaux des assemblées générales) of the Group Companies;

(iv)

deliver to the Purchaser a written statement executed by the Sellers in the form set forth in Appendix 16 confirming that, as at the Closing Date, save for claims in the ordinary course related to the remuneration of the relevant Sellers as manager or employee of the Group Companies and, in respect of Jacques Collonge, save for the Collonge Claim, the Sellers do not have any current claim against any Group Company or any of their respective managers or employees and that, with the same exception, they irrevocably waive any claim they may have against any Group Company, or any managers or employees for the period up to and including the Closing Date;

(v)

if requested by the Purchaser to the Sellers’ Agent at least fifteen (15) Business Days prior to the Closing Date, deliver to the Purchaser evidence that the shareholders’ meeting of the Company has been convened to be held on the Closing Date, at a time (after the Closing) to be indicated by the Purchaser, to resolve upon the agenda to be provided by the Purchaser to the Sellers’ Agent at least fifteen (15) Business Days prior to the Closing Date, it being agreed that the current shareholders of the Company will not be requested to participate or vote at such meeting

(vi)

deliver to the Purchaser a deed of release duly executed by the Existing Banks (or their security agent if such security agent has the authority to do so) evidencing that the Existing Encumbrances shall be discharged upon, and subject to, the full repayment by the relevant Group Companies of all Existing Facilities Indebtedness;

(vii)	deliver to the Purchaser a written statement confirming that no Major Decisions have occurred other than those notified to, and consented to by, the Purchaser;

(viii)	deliver to the Purchaser a written statement to the effect that the conditions precedent set out in Article 5.3.2 and 5.3.5 are satisfied;

(ix)

a written statement substantially in the form set out in Appendix 17 confirming that all the representations and warranties given by the Sellers under this Agreement remain true and correct as of the Closing Date.

8	Post Closing Covenants

8.1	Access to information and records after Closing

The Purchaser agrees that it shall provide to each Seller, for a period of four (4) years as from the date of this Agreement, on request and after reasonable notice, reasonable access during normal business hours and in such manner as to not interfere with normal operation of the Group Companies, to the Group’s documents, records and relevant personnel as each Seller may reasonably require for accounting, tax and legal, regulatory and stock exchange regulation purposes, in all cases in respect of the period prior to the Closing Date. The relevant Seller shall bear all costs associated with such access and may take copies of any relevant documents at its sole costs. The relevant Seller shall always keep such information and documents confidential and shall not disclose it to any third party except and to the extent strictly necessary to allow such Seller to comply with any disclosure requirement imposed by applicable laws.

8.2	Non-Solicitation

For a period of two (2) years after the Closing Date, Sellers shall, and shall cause their Affiliates not to, directly or indirectly, without Purchaser’s prior written consent, solicit or hire or cause to solicit or hire any officer or Manager of the Group Companies.

8.3	Cooperation

After the Closing, each of Purchaser and Sellers will cooperate with the other, and cause their respective directors, officers and employees to cooperate with the other, in furnishing information, evidence, testimony, and other assistance as may be reasonably requested by the other party in connection with any pending or threatened legal proceeding or investigation relating to any Group Company or resulting or arising from the transactions contemplated by this Agreement. The party requesting such assistance will pay or reimburse the other party for all reasonable expenses incurred by the party providing such assistance in connection therewith.

8.4	Confidentiality

From and after the date hereof and for a period of ten years after the Closing, Sellers shall and shall cause each Affiliate of the Sellers to: (i) maintain in confidence, not disclose and not use, except as authorized by this Agreement, the Confidential Information, (ii) treat said Confidential Information with at least the same care, but no less than a reasonable degree of care, as other comparable confidential information held by the

Sellers, and (iii) make the foregoing obligations of confidentiality and limited use known to those of Sellers’ and any Affiliate’s employees and agents having access to the Confidential Information, and use commercially reasonable efforts to ensure that such employees and agents abide by such obligations which shall include all necessary actions to enforce confidentiality and non-use obligations against such employees and agents.

Notwithstanding the foregoing, the following information shall not be subject to the foregoing obligations of confidentiality, (i) information that is in the public domain as of the date hereof, (ii) information that is not in the public domain as of the date hereof but which thereafter enters the public domain through no act or failure to act by Sellers or any Affiliates of the Sellers or any of their employees or agents; (iii) information that Sellers or an Affiliate of the Sellers develops or obtains independently, without access to any Confidential Information or violating any applicable law or Agreement; (iv) information that becomes known to Sellers from a Third Party not in breach of this Agreement, applicable law or a confidentiality obligation with respect to the information. For the purposes of this paragraph, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the recipient.

8.5	Employees Specific Compensation

The Sellers and the Buyer undertake to procure that, on or immediately after the Closing Date, the Group Companies shall pay to their relevant employees the full amount of the Employees Specific Compensation.

SECTION III – REPRESENTATIONS AND WARRANTIES

9	Representations and warranties of the Purchaser

The Purchaser represents and warrants to the Sellers as follows:

9.1	Existence - Incorporation

The Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Ohio, United States of America.

9.2	Authority and Capacity

The Purchaser has full power and authority to enter into this Agreement and any other agreement or document entered into pursuant to this Agreement and to carry out the transactions contained herein and has obtained all necessary consents and authorizations to perform this Agreement (subject, prior to Closing, to Article 5.1).

This Agreement, upon execution by the Purchaser, will constitute for the Purchaser a valid and binding agreement, enforceable against the Purchaser in accordance with its terms.

9.3	Absence of violation

The execution and the performance by the Purchaser of this Agreement and any other agreement entered into pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of the organizational documents of the Purchaser, (ii) any contract of the Purchaser, the effect of which would violate a representation of the Purchaser or impair the ability of the Purchaser to perform its obligations pursuant to this Agreement or any other agreement entered into pursuant to this Agreement, or (iii) any Law or any order, writ, injunction, decree, judgment of any legal body to which the Purchaser is a party or by which the Purchaser or any of its properties and assets are bound.

9.4	Governmental Consents

The execution and the performance by the Purchaser of this Agreement and any other agreement entered into pursuant to this Agreement do not and will not require any consent, approval, authorization or order of, action by, filing with or notification to any Governmental Authority, except for those required under anti-trust laws in accordance with Article 5.1.

10	Representations and warranties of the Sellers individually

Each Seller represents and warrants to the Purchaser as follows in respect of it (and not in respect of any other Seller):

10.1	Each Seller which is not an individual is validly organized and existing in its jurisdiction of incorporation.

10.2

Each Seller has full power and authority to enter into this Agreement and any other agreement entered into pursuant to this Agreement and to perform the obligations to which it is bound under this Agreement and has obtained all necessary consents and authorizations required to be obtained by it to perform this Agreement.

10.3	This Agreement, upon execution by each Seller, will constitute for each Seller a valid and binding agreement, enforceable against each of the Sellers in accordance with its terms.

10.4

Each Seller will, on the Closing Date, be the sole, full and valid owner of the Acquired Securities that it will sell to the Purchaser on such date. Such Acquired Securities will, on the Closing Date, be free from any Encumbrance.

10.5

The execution and the performance by each Seller of this Agreement and any other agreement entered into pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with, or require any consent or authorization under (i) any term or provision of the organizational documents of such Seller (to the extent it is a legal Entity), (ii) any contract of such Seller, the effect of which would violate a representation of such Seller or impair the ability of such Seller to perform its obligations pursuant to this Agreement or any other agreement entered into pursuant to this Agreement, or (iii) any Law or any order, writ, injunction, decree, judgment of any legal body to which such a Seller is a party or by which such a Seller or any of its properties and assets are bound.

11	Representations and warranties of the Sellers on a several basis

The Sellers (other than the Donees) represent and warrant to the Purchaser on a several but not joint basis (conjointement mais non solidairement), in accordance with the allocation rules set forth in the Pre-Closing Notice, as follows:

11.1	Existence and capacity of the Group Companies

(a)	Each Group Company is validly organized and existing in its jurisdiction of incorporation. Complete, accurate and up-to-date by-laws of each Group Company are attached in Schedule 11.1(a).

(b)	Each Group Company has full power and authority to own, lease and operate the assets held or used by it, and carry out its activities in the manner in which they are currently carried out.

(c)	None of the Group Companies is the subject of any amicable or judicial reorganization proceedings, such as liquidation, bankruptcy or similar procedure to prevent or cure insolvency situations.

11.2	Shareholdings

(a)

Schedule 11.2(a) is a complete and accurate list of all Subsidiaries and a complete and accurate description of the share capital of each Group Company and of the issued or outstanding shares or other Securities of each Group Company, together with, a complete and accurate list of their holders, the number of shares or other Securities held by each of them and the corresponding percentage of capital and voting rights in the company. The Group Companies have not issued any other Securities than those set out in Schedule 11.2(a), and there are no agreements providing for the issuance by any Group Company of other Securities. The Acquired Securities constitute all of the issued or outstanding Securities of the Company.

(b)	All of the issued shares or other Securities of each Group Company have been validly issued, are fully paid and are free from any Encumbrances other than the Existing Encumbrances.

(c)

Except as stated in Schedule 11.2(a), there are no options, warrants or other agreements or undertakings pursuant to which any Group Company is bound or may be bound to issue any shares, warrants or other Securities of any nature whatsoever.

(d)

Except as stated in Schedule 11.2(a) (as it relates to the Group Companies) and in Schedule 11.2(d) (as it relates to shareholding or other interest in other entities), no Group Company holds any direct or indirect shareholding or other interest in any company or in any other Entity, other than Securities held for cash management purposes.

11.3	Accounts

(a)	The Accounts have been prepared on a consistent basis in accordance with the accounting principles, policies and practices of the Group

Companies set forth in Exhibit 2 of Appendix 2, and, for such principles, policies and practices not set forth in Exhibit 2 of Appendix 2, are in compliance with US GAAP (together with the accounting principles, policies and practices set forth in Exhibit 2 of Appendix 2, the “Accounting Principles”). Except as set forth in Schedule 11.3 (a), the Accounts are accurate and complete and give a true and fair view of the financial position, assets and liabilities and results of operations of the Group Companies on a consolidated basis as of the date of, and for the period covered by, the Accounts. The Accounts have been certified without qualification by the statutory auditors of the Company and have been approved at the ordinary general meeting of its shareholders without qualification or modification.

(b)

Subject to accounting practices, estimates, summaries, reconciliations or exercises which are normally performed or produced at the end of an accounting period, the Management Accounts have been prepared on a consistent basis in accordance with the Accounting Principles. Except as set forth in Schedule 11.3(b), the Management Accounts are accurate and complete and give a true and fair view of the financial position, working capital, assets and liabilities and results of operations of the Group Companies on a consolidated basis as of the date of, and for the period covered by, the Management Accounts.

(c)	The statutory books and books of accounts of each Group Companies are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis.

(d)

Neither the Company nor any of the Group Companies has any liability or obligation, except for liabilities and obligations (a) reflected or reserved for on the Accounts or disclosed in the notes thereto according to the Accounting Principles, (b) disclosed on Schedule 11.3(d), or (c) current liabilities incurred in the ordinary course of business and consistent with past practices since the Balance Sheet Date.

11.4	Material Changes

(a)

Since the Balance Sheet Date, except as set forth in Schedule 11.4, the Group Companies have been managed in the ordinary course of business and consistently with past practices and no Major Decision was taken or made nor has occurred.

(b)

Except as set forth on Schedule 11.4, since the Balance Sheet Date, there has not occurred or become known any, and, to the Sellers’ Knowledge, there is no pending or threatened any Material Adverse Effect on any Group Company.

11.5	Real Property

(a)

Attached as Schedule 11.5(a) is a complete list of all assets of real property that are owned by each Group Company. Each Group Company has full and valid title to the assets shown opposite its name on Schedule 11.5(a).

(b)	Attached as Schedule 11.5(b) is a complete list of all commercial leases or use rights entered into or held by any Group Companies (the “Leases”).

(c)

Except as set forth in Schedule 11.5(c), no party to any Lease has given any Group Company written notice of or made a claim with respect to any breach or default under such Lease. None of the Group Companies has received any written termination notice under the Leases.

(d)

No real property owned or used by the Group Companies is the subject matter of any expropriation or total or partial requisition measures, or of any other administrative or judicial decision enjoining the use by any Group Company of such real property, nor the subject matter of any Encumbrance, and to the Sellers’ Knowledge, no such measures, decisions or Encumbrances are anticipated.

11.6	Fixed Assets

(a)

The Group Companies have good title to, or have the right to use pursuant to valid and enforceable agreements, all fixed assets (other than real property) used in the course of their respective activities.

(b)

All such fixed assets (i) are in a normal state of use, maintenance and repair, taking into consideration their use and age and except for maintenance and repairs that are provided for in the Capex Plan, and suitable for their intended purposes in compliance with applicable Laws, and (ii) are free from any Encumbrances other than those Encumbrances granted for the purpose of the financing of the acquisition of the relevant fixed asset or which do not interfere with the present use of such fixed assets.

11.7	Intellectual Property Rights

(a)

Schedule 11.7(a) sets forth a list of all Patents, Marks and domain names owned by the Group Companies on the Closing Date (the “Owned Intellectual Property”). All such Owned Intellectual Property is validly registered in the name of its current owner, to the extent registration is a condition to its protection or enforceability, and has properly been maintained since such registration.

(b)

Schedule 11.7(b) sets forth a list of all Patents, Marks and domain names (except computer software license agreements that are used by the Group Companies in the ordinary course of business) that the Group Companies are entitled to use pursuant to a license agreement, service contract or similar contract (the “Licensed Intellectual Property”). All such licenses and similar contract are valid and enforceable in accordance with their terms.

(c)

To the Sellers’ Knowledge, the Group Companies have the right to use the Intellectual Property owned or used by the Group Companies without infringing upon or violating the rights of any Third Party. No claim has been made in writing by any third party which remains outstanding and which alleges any infringing product, act or process by any Group Company.

(d)	To the best of Sellers’ Knowledge, there exists no actual infringement by any third party of any Intellectual Property owned or used by any Group Company.

(e)	The Owned Intellectual Property and Licensed Intellectual Property together constitute all the Patents, Marks and domain names used by the Group Companies as of the date hereof.

(f)

The Group Companies have taken all reasonable precautions to protect the secrecy, confidentiality and value of all Know-How which primarily relates to the business of the Group Companies. To Seller’s Knowledge, no loss or expiration of any Intellectual Property of the Group Companies is pending or threatened except in accordance with its terms.

11.8	Material Contracts

(a)	Schedule 11.8(a) contains a copy of all Material Contracts.

(b)

All Material Contracts are in full force and effect. No Group Company is, or has received written notice that it is, in default under any Material Contract or has received a termination notice under such Material Contracts.

(c)

Except as set forth in Schedule 11.8(b), and other than the Existing Facilities, the consummation of the Transaction will not conflict with, or violate any provision of the Material Contracts nor trigger any right of the counterparty to request the early termination of, or modification to, any Material Contract.

11.9	Litigation

(a)	Except as set forth in Schedule 11.9(a), and save for the Collonge Claim, there is no suit, action or proceeding pending, or, to the Sellers’ Knowledge, threatened, against any of the Group Companies.

(b)

Except as set forth in Schedule 11.9(b), none of the Group Companies is a party or subject to or in default under any outstanding judgment, order or decree with continued effect on them or on their properties or assets.

11.10	Governmental Permits – Legal Compliance

(a)

Except as set forth in Schedule 11.10(a), the Group Companies hold all governmental or regulatory health, safety and other permits, licenses, certificates, approvals, orders and authorizations required for the conduct of the business of the Group Companies, as presently conducted (“Governmental Permits”).

(b)

Except as set forth in Schedule 11.10(b), (i) the Group Companies have at all times since October 10, 2006 and currently carry out their activities in compliance with the terms of such Governmental Permits and (ii) no written notice has been received by the Group Companies terminating or canceling or threatening to terminate or cancel, or claiming any violation of any terms of any Governmental Permits that has not been complied with.

(c)

Except as set forth in Schedule 11.10(c), since October 10, 2006, the Group Companies have conducted their activities, owned and operated their assets and business in compliance with all applicable Laws.

11.11	Taxes

(a)

Except as set forth in Schedule 11.11(a), the Group Companies have timely filed with all appropriate Governmental Authority all Tax returns and Tax reports required to be filed at such time. Each such Tax return or Tax report is accurate, true and complete and has been prepared in compliance with applicable Laws. The Group Companies have paid all Taxes due under applicable Laws when due, or full provision therefore has been made in their accounts. The Sellers have provided to the Purchaser true, complete and accurate copies of the Tax returns and Tax reports relating to financial years 2007, 2008 and 2009. None of the Group Companies currently is the beneficiary of any extension of time within which to file any Tax return. No claim has ever been made by an authority in a jurisdiction where the Group Companies does not file Tax returns that the Group Companies is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Group Companies.

(b)	Except as set forth in Schedule 11.11(b), none of the Group Companies is a party to any pending investigation or proceeding by any Governmental Authority for assessment and collection of Taxes.

11.12	Employees and Employees Benefits

(a)

Schedule 11.12(a) sets out an accurate and complete list of (i) all individuals employed by the Group Companies and indicates for each of them, their position, seniority and compensation (including any benefits, pensions, bonuses, accrued paid holidays as of the date of this Agreement and working time related benefits (R.T.T.)) and (ii) all pension or retirement benefits, profit sharing, stock purchase or stock option plan, company saving plans or employee funds or other employee benefit plan or scheme provided by the Group Companies to any of their employees other than those required by laws or any applicable collective bargaining agreement. The Group Companies are in compliance with their respective obligations under such plans and have made all required contributions thereunder. The Sellers have provided to the Purchaser true, complete and accurate copies of such plans. No Group Company has any obligation to create any new plan or modify any existing plan.

(b)

Except as set forth in Schedule 11.12(b), the employment contracts entered into by the Group Companies are currently in force and do not provide for any special severance or other benefits in favour of the employees more favourable than the applicable collective bargaining agreements or applicable laws and regulations. The Sellers have provided to the Purchaser true, complete and accurate copies of all employment contract entered into between the Group Companies and the Managers.

(c)

Except as disclosed in Schedule 11.12(c), subject to the Collonge Claim, the Group Companies are in compliance with, and at all times since October 10, 2006 have complied with all Laws relating to employment (including, but not limited to, Laws relating to wages, hours, benefits, collective bargaining, occupational safety and health and plant closings).

11.13	Environmental representations

(a)	Except as disclosed on Schedule 11.13(a):

(i)	to the best of Sellers’ Knowledge, since October 10, 2006, none of the Group Companies have breached any Environmental Laws;

(ii)

there are not, and, since October 10, 2006, there have not been, actions or investigations before or by any Governmental Authority pending or, to the Sellers’ Knowledge, threatened against the Group Companies alleging a violation of or liability under any Environmental Law; and

(iii)

the Group Companies have not received any unresolved written notice of any order, complaint, penalty, claim, investigation or review by any Governmental Authority with respect to any violation or alleged violation of any applicable Environmental Law.

(b)

The Sellers have provided to the Purchaser copies of all environmental reports, assessments, and investigations related to the Group Companies in the possession, custody or control of the Sellers or the Group Companies.

(c)

To the best of Sellers’ Knowledge and since October 10, 2006, there has been no release of hazardous, toxic or polluting substance on, under or from the properties or sites owned, leased or operated by the Group Companies that requires a response action under applicable Environmental Laws or that could reasonably be expected to result in Environmental Liabilities for the Group Companies, other than as disclosed in the abovementioned reports.

(d)

Since October 10, 2006, there has been no amendments, agreements, waivers or any other arrangements that terminate or modify or alter any of the rights of the Group Companies under such clauses of the Goodyear Contracts which provide for environmental indemnification rights.

(e)

The representations contained in this Article 11.13 shall be the exclusive representations and warranties with respect to environmental matters (including, without limitation, Environmental Liabilities and compliance with applicable Environmental Laws). If a fact or event constitutes at the same time a breach of the representations contained in this Article 11.13 and a breach of any other representations and warranties contained in this Agreement, then, if such fact or event primarily relates to Environmental

Liabilities, it shall be deemed to constitute only a breach of the representations contained in this Article 11.13.

11.14	Services provided by the Sellers

Except as stated in Schedule 11.14, neither the Sellers, nor any Entity directly or indirectly Controlled by any of the Sellers or subject to the same Control as any of the Sellers:

(a)

holds, directly or indirectly, any interest in, or in connection with any property or asset of, or provides, directly or indirectly, any services in respect of, any Group Company for the purpose of carrying-out its business in the manner it is currently carried out;

(b)

holds any claim (save, in respect of Mr. Collonge, for the Collonge Claim) against or any right as a creditor against any Group Company (other than pursuant to current salaries or pursuant to the Acquired Securities);

(c)	has any obligation as a debtor vis-à-vis any Group Company;

(d)

has granted any guarantee in connection with the performance of any Group Company’s obligations, or benefits from any guarantee granted by any Group Company as surety for any of his, her or its own obligations;

(e)	is a competitor of any Group Company.

It is however specified that:

(i)

the representation set forth in this Article 11.14 shall not apply to the AXA Funds nor any portfolio company Controlled by the AXA Funds nor any Affiliate of the AXA Funds, in relation to relations that may exist among the Group Companies and such entities in the ordinary course of business; and

(ii)

the representation set forth in Article 11.14(e) shall not prevent Mr. Jacques Collonge from providing, directly or indirectly, any services to third parties, including competitors, for so long as such services shall not constitute unfair competition (for example through the use of information belonging to the Group Companies).

11.15	No Violation

Except as stated in Schedule 11.15, neither the execution of this Agreement by the Sellers nor the performance of any of the transactions contemplated herein by the Sellers shall:

(a)	violate or conflict with any Law to which any Group Company is subject, nor with the provisions of the by-laws of any Group Company;
(b)	violate or conflict with any Material Contract to which any Group Company is a party, or constitute legal grounds for termination, suspension or renegotiation of any such Material Contract;

(c)	violate or conflict with any Governmental Permits applicable to any Group Company, nor result in any modification, suspension, non-renewal or withdrawal of any such Governmental Permit;

(d)	cause any loss or reduction of a financial advantage benefiting to any Group Company under contractual arrangements (including subsidies, grants, bonuses, exemptions, rebates, discounted loans);

(e)

trigger a contractual right of a third party to require the early repayment, whether total or partial, of any Indebtedness of any Group Company (other than pursuant to the Existing Facilities Indebtedness);

(f)

give rise to any obligation for the Sellers or the Group Companies to pay a bonus, indemnity or any other sum to any of the employees or Managers of any Group Company (other than the Employees Specific Compensation);

(g)

result in any modification, suspension, non-renewal or withdrawal of any favourable Tax regime that applies to any Group Company, nor give rise to the payment of any Taxes by any Group Company, except as may result from the termination of the tax group headed by the Company (cessation de l’intégration fiscale) which may result from the Transaction;

(h)	result in the creation of any Encumbrance on any asset of any Group Company.

11.16	Insurance

Schedule 11.16 sets forth a complete and correct list of all insurance policies for which any Group Company has made any premium payments within the last three years, together with a list of claims made against all policies. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) none of the Group Companies is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and (iii) no notice of cancellation or termination has been received by any Group Company other than in connection with ordinary renewals.

11.17	Product Liability

Except as stated in Schedule 11.17, there are no pending, or, to the Sellers’ Knowledge, threatened, proceedings against any Group Company relating to the quality or safety of the products manufactured, sold, distributed or delivered by or on behalf of any of the Group Companies (the “Products”). To the best of the Sellers’ Knowledge, none of the Products have any hidden or apparent faults or defects. The Products conform to applicable Laws, contractual commitments, standards and norms (including safety standards) applicable to them. None of the Group Companies have received any injunction from any Governmental Authority, or any request from any other Person to recall any of its Products, or to inform its customers of a defect or any danger caused or likely to be caused by any of its Products.

The Group Companies’ aggregate Losses for all claims disclosed in Schedule 11.17 shall not exceed €100,000.

11.18	Certain Payments

Neither Sellers nor any Group Company nor, to the Knowledge of Sellers, any director, officer, employee, distributor or agent or other Person associated with or acting on behalf of any of them, has directly or indirectly, in violation of any Law or of the Business Conduct Manual of the Group Companies (a copy of which is attached in Schedule 11.18) (a) made any contribution, gift, rebate, payoff, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for any Group Company, (ii) to pay for favorable treatment for business secured by any Group Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Group Company, or (b) established or maintained any fund or asset with respect to any Group Company that has not be recorded in the books and records of that Group Company.

11.19	Customers and Suppliers

Except as stated in Schedule 11.19(c), as of the Put Date, none of the Key Customers or Key Suppliers of any Group Company has notified any of the Sellers or the Group Companies of its decision to cease, reduce or otherwise adversely modify, whether immediately or in the future, its commercial relationship with any Group Company for any reason, including as a result of the Acquisition, and, to the Knowledge of the Sellers, no Key Customer and no Key Supplier has the intention to do so.

11.20	Existing Facilities and Encumbrances

Except as stated in Schedule 11.20, the Group Companies have no Indebtedness other than the Existing Facilities and the Indian Facilities, and none of the Group Companies nor any of their assets are subject to any Encumbrances other than (i) the Existing Encumbrances and (ii) Encumbrances which are related to the ordinary course of business of the Group Companies and which do not reduce, restrict or limit the ability of any Group Company to exercise or perform its business as currently conducted.

12	Status of the representations and warranties made by the Sellers

12.1

The representations and warranties of Article 10 are made by each Seller as of the date hereof and as of the Closing Date (except for such representations and warranties which are expressly made only as of a particular date) for its own account, and only with respect to the Acquired Securities that it or its Transferee undertakes to sell to the Purchaser on the Closing Date.

12.2

The representations and warranties of Article 11 are made by the Sellers as of the date hereof and as of the Closing Date (except for such representations and warranties which are expressly made only as of a particular date) on a several but not joint basis (conjointement mais non solidairement).

12.3	The maximum aggregate liability of the Sellers under Article 10 and Article 11 shall be as set forth in Article 14.7.

12.4

The Purchaser acknowledges that neither the Sellers nor any of their Affiliates, general partners, agents, directors, employees, representatives, auditors or advisers makes any representations or warranty, whether express or implied, of any kind with respect to the Companies, other than the representations made by the Sellers individually in Article 10 or collectively in Article 11.

12.5

Sellers’ liability to indemnify Purchaser under Article 14 for any inaccuracy in, or breach of, any Seller representation and warranty under Article 11 shall be limited to the extent, at the Put Date, there has been disclosed to the Purchaser in compliance with this Article 12.5 facts, events or circumstances constituting an exception to, or qualification of, such representation or warranty (such disclosure a “Qualified Disclosure”):

12.5.1

As to the representations or warranties contained in Articles 11.1, 11.2, 11.3, 11.7, 11.8(b) (second sentence), 11.9, 11.10(a), 11.15, 11.17, and 11.19, for a disclosure to be a Qualified Disclosure it must be included in the text of the representation and warranty in the Agreement on the Put Date or in a Schedule to the Agreement on the Put Date which is referenced in the representation and warranty to which it pertains;

12.5.2

As to any other representation and warranty, for a disclosure to be a Qualified Disclosure it may be included in the Agreement as described in Article 12.5.1 above or in the Data Room Documents provided that a Schedule to the Agreement refers to the section(s) of the Data Room which contains the relevant disclosure (and not to the Data Room generally);

12.5.3

In any event, for a disclosure to be a Qualified Disclosure it shall clearly and fairly disclose and identify facts, events, circumstances, liabilities or risks with sufficient details and particularity so that the Purchaser may properly estimate the nature and extent of such facts, events, circumstances, liabilities or risks (and the representation or warranty to which it pertains) by merely reading such information without any further inquiries. In case of a discrepancy or contradiction between a disclosure made in a specific Schedule to the Agreement and a disclosure made in the Data Room Documents, the disclosure made in such Schedule shall be deemed a Qualified Disclosure and shall prevail over the disclosure made in the Data Room Documents which shall be ignored for the purposes of this Agreement.

13	Purchaser’s acknowledgements

The Purchaser acknowledges that it has, together with its shareholders and its accounting, legal, tax, business and other advisers, carried out independent due diligence investigations on the business, finance, legal, tax, insurance and environment affairs of the Companies and any other matters that it deemed relevant.

In connection with its investigations of the Companies, the Purchaser may have received from the Sellers, the Companies and/or their respective Affiliates, general partners, agents, directors, employees, representatives, auditors and advisers, certain projections, forecasts and/or business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and that it is familiar with such uncertainties. The Purchaser further acknowledges that neither the Sellers nor any of their Affiliates, general partners, agents, directors, employees, representatives, auditors or advisers makes any representation or warranty, whether express or implied, as to the accuracy or completeness of the such projection, forecast, or business plan provided to it, including those prepared by the Sellers’ advisers (other than the representations made by the Sellers individually in Article 10 or collectively in Article 11).

Notwithstanding anything to the contrary in this Agreement, the Sellers shall have no liability to the Purchaser in relation to any fact, circumstance or event to the extent deducted from the Purchase Price as a Debt-Like Item.

14	Indemnification by the Sellers

14.1	Indemnification right

14.1.1	Liability of each Seller individually

Subject to the provisions of this Agreement, each Seller undertakes to indemnify Omnova Solutions France for any Loss incurred or suffered by the Purchaser or any Group Company as a result of any inaccuracy in or breach of the representations or warranties made by each such Seller in Article 10.

14.1.2	Liability of the Sellers on a several basis

Subject to the provisions of this Agreement, the Sellers undertake, severally but not jointly (conjointement mais non solidairement), to indemnify Omnova Solutions France for any Loss incurred or suffered by the Purchaser or any Group Company as a result of any inaccuracy in or breach of the representations or warranties made by the Sellers in Article 11.

Any liability of the Sellers under this Article 14.1.2 shall be allocated among the Sellers as indicated in the Pre-Closing Notice. The Donees will not be liable (their donors will keep the corresponding liability).

14.2	Measure of indemnification

14.2.1	In calculating the amount of a Loss and the resulting payment to be made under Article 14.1, the following shall be deducted:

(a)	the amount by which any of the Specific Litigation Provisions has definitely proved to be unnecessary;

(b)

the amount equal to any tax reduction (excluding, for the avoidance of doubt, any increase of carried back or forward tax losses) attributable to the fact, event or matter giving rise to such Loss and which benefits the Purchaser or any Group Company. Reversely, if the amount of payment to be made under Article 14.1 is subject to any Tax payable by the Purchaser or any Group Company, such amount will be increased by an additional amount, which shall be determined, to ensure that the Purchaser and/or the Group Companies would be in the same position had the amount not been subject to Tax;

(c)	the amount which has been actually received from any insurance policy and attributable to such Loss and which benefits to the Purchaser or any Group Company.

14.2.2

The consequences from any Tax reassessment whose effect would merely be a shift of Tax from a fiscal year to another, or that would give rise to a Tax credit or to a right to a deduction or charge, will constitute a Loss only to the extent of any penalties or late payment interest incurred by the relevant Group Company; any increased liability to taxe sur la valeur ajoutée will not be taken into account where such taxe sur la valeur ajoutée can be deducted or recovered from Third Parties.

14.2.3

Any sum payable by the Sellers pursuant to a Claim will be reduced by all sums (net of all collection and recovery costs) due by Third Parties in connection with the relevant Loss to the Purchaser or any Group Company, provided that, and only to the extent, such sums have effectively been received by the Purchaser or any Group Company.

14.2.4

For purposes of computing the amount of any Loss, only a Loss actually and directly (certain et direct) sustained, incurred or suffered by the Purchaser or the Group Companies shall be taken into account, but regardless of whether such Loss was foreseeable or not (prévisible ou imprévisible). For the avoidance of doubt, no price/earnings or other multiple which may be implicit in the Purchase Price shall be applied, provided that such limitation shall not preclude or limit the Purchaser from indemnification for Losses that will be repetitive or extended over a period of time.

14.2.5	If the same facts, events or circumstances give rise to the breach or inaccuracy of more than one warranty, such facts, events or circumstances shall not give rise to indemnification more than once.

14.3	Qualification

Notwithstanding the use of the term “indemnification” herein with respect to the Seller’s obligations under Article 14.1, the Parties hereby agree that any payment paid by the Sellers under Article 14.1 shall be deemed to constitute an adjustment to the Purchase Price and agree to treat any such payment as such for all tax, accounting and financial reporting purposes.

14.4	Double claims

The Purchaser shall not be entitled to recover, directly or through any Group Company, from the Sellers under this Agreement or under any other agreement entered into in connection with this Agreement, more than once in respect of the same Loss.

14.5	Third Party Claim

If the Claim in question is a result of or is in connection with a claim by or liability to a Third Party (a “Third Party Claim”) then:

(a)

the Purchaser shall conduct, and shall procure that the relevant Group Company conducts, the defense of the Third Party Claim diligently and in good faith using all reasonable means and defenses available to it and taking into account the interests of the Group Companies, provided that the Purchaser shall have no obligation to use all recourses and appeals available in the Third Party Claim. Upon the Sellers’ Agent’s prior written request, the Purchaser shall give, and shall procure that the relevant Group Company gives, to the Sellers’ Agent the opportunity (at its own expenses) to comment with respect to the defense of the Third Party Claim and shall take such comments into account when conducting the defense, provided that such requests are not, or, in the reasonable opinion of the Purchaser, likely to be, against the best interests of the Group Companies. The Purchaser or the relevant Group Company shall keep the Sellers’ Agent reasonably informed of the progress of any Third Party Claim and its defense and shall promptly provide the Sellers’ Agent with copies of all material notices, communications and filings (including court papers). Upon the Sellers’ Agent’s written request, the Purchaser shall make, and shall procure that the relevant Group Company makes, any counterclaim against any Person asserting such Third Party Claim or any cross-claim against any other Person which may be liable, provided that, should the Purchaser be of the opinion that the interest of the Purchaser or the Group Companies would be better served without such counterclaim or cross-claim, such Sellers’ Agent’s written request shall cause the Sellers’ Agent to (i) fully acknowledge their liability under the Third Party Claim, (ii) take control of and conduct the Third Party Claim at its own expenses and (iii) be fully liable (i.e. the limitations set forth in Articles 14.7.3 and 14.7.4 shall not apply) for any Loss that may be incurred or suffered by the Purchaser or any Group Companies in connection with such Third Party Claim ;

(b)

subject to the Sellers having acknowledged their liability under such Claim, the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the Sellers’ Agent, which consent may not be unreasonably withheld or delayed. Failure by the Sellers’ Agent to consent to any proposed settlement of any Third Party Claim within a period of five (5) Business Days following such proposal being notified to the Sellers’ Agent, shall cause the Sellers’ Agent to (i) take control of and conduct the Third Party Claim at its own expenses and (ii) be fully liable (i.e. the limitations set forth in Articles 14.7.3 and 14.7.4 shall not apply) for any Loss that may be incurred or suffered by the Purchaser or any Group Companies in connection with such Third Party Claim;

(c)

the Sellers’ Agent shall, subject to (i) having acknowledged their liability under such Third Party Claim and (ii) having served notice on the Purchaser, within a five (5) Business Days period from the receipt of the Claim, that it desires to conduct the defense of such Third Party Claim, be entitled at its own expense to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim or liability (including, without limitation, making counterclaims or other claims against Third Parties) in the name of and on behalf of the relevant Group Company and to have the conduct of any related proceedings, negotiations or appeals, provided that the Seller’s Agent shall always exercise its rights under this Article 14.5 with moderation, in good faith and taking into account the best interests of the Group Companies, and provided further that if the Sellers’ Agent elects to conduct the defense of a Third Party Claim, the limitations set forth in Articles 14.7.3 and 14.7.4 shall not apply.

(d)

Failure by the Purchaser to comply with the provisions of this Article 14.5 shall have no consequence on the ability of the Purchaser to make a valid Claim, and may be sanctioned solely by the payment of damages to the Sellers, insofar as the latter are able to prove that such failure caused direct damages to the Sellers, and then only to the extent of the amount of the damages thus established.

14.6	Time limitation

14.6.1

Any Claim against the Sellers pursuant to this Agreement shall be notified to the Sellers (i) in the case of a Third Party Claim, within thirty (30) days of the receipt of such Third Party Claim by the Purchaser, or (ii) in all other cases, within (30) Business Days of the day on which the Purchaser becomes effectively aware of the fact or event giving rise to such Claim. The notice of any Claim shall state (i) the representation(s) and warranty(ies) for which the breach is alleged and (ii) an estimated amount of the Loss if it can be determined at the time of the Claim.

Failure by the Purchaser to comply with the provisions of this Article 14.6.1 shall have no consequence on the ability of the Purchaser to make a valid Claim, and may be sanctioned solely by the payment of damages to the Sellers, insofar as the latter are able to prove that such failure caused direct damages to the Sellers, and then only to the extent of the amount of the damages thus established.

Any Claim shall be deemed accepted by the Sellers unless the Sellers’ Agent shall have objected to the Claim notice in a written statement (providing explanations to assess the merits of such objection) and such statement (the “Objection Notice”) shall have been delivered to the Purchaser prior to the expiration of a period of fifteen (15) Business Days following receipt of the Claim notice. In the absence of such Objection Notice, the Claim shall be deemed accepted by the Sellers who shall pay the amount of the indemnification to the Purchaser in accordance with the provisions of Article 14.8. Should the Sellers’ Agent object in writing to any Claim made by the Purchaser, the Sellers’ Agent and the Purchaser shall attempt in good faith to reach an agreement with respect to the validity and amount of such Claim. If no such agreement can be reached after good faith negotiations within a period of ten (10) Business Days following the receipt by the Purchaser of the Objection Notice, the dispute shall be settled in accordance with the provisions of Article 29.

14.6.2	No Claims shall give rise to an indemnification obligation if notice of such Claims is made after a period of:

(a)

thirty (30) Business Days following the expiration of applicable statute of limitations in relation to the representations and warranties of the Sellers contained in Article 10.4 and Articles 11.2(a)(b)(c);

(b)	five (5) years from the Closing Date in relation to the representations and warranties of the Sellers contained in Articles 10.1, 10.2, 10.3 and 10.5;

(c)	three (3) years from the Closing Date in relation to the representations and warranties of the Sellers contained in Article 11.2(d);

(d)

thirty (30) Business Days following 31 December 2013 in relation to the representations and warranties of the Sellers contained in Article 11.11 when the relevant breach relates to a Group Company having its jurisdiction (for Tax purposes) in France;

(e)

thirty (30) Business Days following the earlier of (a) expiration of applicable statute of limitations and (b) December 31st 2015 in relation to the representations and warranties of the Sellers contained in Article 11.11 when the relevant breach relates to a Group Company having its jurisdiction (for Tax purposes) in a country other than France;

(f)	eighteen (18) months following the Closing Date in relation to all representations and warranties of the Sellers other than those referred to above in this Article 14.6.2;

(all such dates and expiration periods shall hereinafter be referred to as the “Expiry Date”).

The Expiry Date shall not affect the validity of any Claim that has been notified to the Sellers’ Agent prior to such Expiry Date, regardless of the fact that the amount of the potential Loss is not precisely known or determined at that time.

14.6.3

If a Claim (other than related to a Third Party Claim) is made before the Expiry Date and remain pending or challenged between the Parties after the Expiry Date, it shall be deemed withdrawn three (3) months after the Expiry Date unless judicial proceedings in respect of it have been commenced between the Parties prior to the expiration of such a three (3) month period. For the avoidance of doubt, any Claim made before the Expiry Date in connection with a Third Party Claim shall survive until such Third Party Claim is finally resolved.

14.7	Maximum amount of Claims

It is specifically agreed that all the limitations set forth in this Article 14.7 shall not apply to any Specific Loss nor to any Loss resulting from any breach or inaccuracy of the representations and warranties referred to in Articles 10, 11.1, 11.2 and 11.4 (a).

14.7.1	De minimis

The Sellers shall not be liable under Article 14.1.1 or Article 14.1.2 in respect of any Loss if the amount of any such Loss does not exceed €100,000, provided that the Sellers shall be liable for the entire amount of the Loss if the liability determined in respect of any such Loss exceeds such amount of €100,000, it being understood that a succession of similar events or facts having a similar source or origin shall be considered as one single event or fact for the purposes of calculation of this de minimis.

14.7.2	Deductible

The Sellers shall not be liable under Article 14.1.1 or Article 14.1.2 in respect of any Loss unless and to the extent that the aggregate amount of all Losses for which the Sellers would otherwise be liable under Article 14.1.1 or Article 14.1.2 exceeds €1,000,000, provided that such amount shall constitute a deductible (franchise) and not a threshold (seuil de déclenchement). For the avoidance of doubt, the Losses in respect of which the Sellers shall not be liable pursuant to Article 14.7.1 shall not be taken into account for the computation of this threshold.

14.7.3	General Cap

Subject to the specific limitations provided in Article 14.7.4 below, the Sellers’ aggregate liability under Article 14.1.1 or Article 14.1.2 in respect of all Losses shall in no event exceed €12,000,000, and the Sellers shall not be required to make any payment which would exceed such cap.

14.7.4	Specific Caps

(a)

Claims based on matters other than Tax: the Sellers’ aggregate liability under Article 14.1.1 or Article 14.1.2 in respect of all Losses other than Losses in connection with a breach or inaccuracy of Article 11.11 shall in no event exceed €10,000,000, and the Sellers shall not be required to make any payment which would exceed such cap or the general cap referred to in Article 14.7.3;

(b)

Claims based on Environmental matters : the Sellers’ aggregate liability under Article 14.1.1 or Article 14.1.2 in respect of Losses in connection with a breach or inaccuracy of Article 11.13 shall in no event exceed €5,000,000, and the Sellers shall not be required to make any payment which would exceed such cap or the general cap referred to in Article 14.7.3.

14.8	Payments

The payment of any sum due by the Sellers under this Agreement will be made :

(i)

in connection with a Third Party Claim, within ten (10) Business Days following (x) receipt by the Sellers’ Agent of a notice sent by the Purchaser evidencing that the amount of the Third Party Claim is being due and payable as a result of an immediately enforceable decision or as a result of the execution of a settlement agreement or (y) in the event of a disagreement between the Parties, the date of an immediately enforceable decision rendered in accordance with Article 29 in respect of such disagreement between the Parties; and

(ii)

in connection with any other Claim, within ten (10) Business Days following the acceptance (express or implied) of the Claim by the Sellers’ Agent, or in the event of a disagreement between the Parties, following the date of an immediately enforceable decision rendered in accordance with Article 29 in respect of such disagreement between the Parties.

Any amount due by the Sellers under this Agreement and that is not paid within the time periods set forth herein shall automatically and immediately bear interest at a yearly rate of 10%. This provision shall be without prejudice to any other Purchaser’s rights for indemnification or specific performance as a result of such late payment.

If the Sellers pay an amount in discharge of any Claim under this Agreement and the Purchaser or any Group Company subsequently recovers from a Third Party an amount in respect of the same Loss, the Purchaser shall promptly notify the Sellers’ Agent thereof and promptly pay on behalf of itself or of the relevant Group Company, as the case may be, to the Sellers an amount equal to the sum recovered from the Third Party.

14.9	Change of law

The Purchaser shall not be entitled to make any Claim in respect of any Loss or any part thereof, and shall not be indemnified in respect of any such Loss or any part thereof, to the extent arising from or caused by the passing of, or any change (even with a retroactive effect) in, any law, regulation (including the Accounting Principles) or administrative practice after the Closing Date, including (without prejudice to the generality of the foregoing) any increase in the tax rates or any imposition of tax.

14.10	Action by the Purchaser and/or the Group Companies

The Purchaser shall not be entitled to make a Claim for indemnification for Losses resulting from the termination of the existing Tax consolidation between the Company, Eliokem SAS, ELiokem China France Holding and Eliokem India France Holding that would be decided by the Purchaser or the Group Companies or result from the completion of the Transaction.

14.11	Mitigation of Loss

The Purchaser shall, and shall procure that the Group Companies shall, at the Sellers’ expense, take commercially reasonable steps to mitigate any Loss after becoming aware of any event or circumstance which could reasonably be expected to give rise to a Claim. In particular, the Purchaser undertakes to claim, and shall procure that the relevant Group Company claims, under any applicable insurance policy and/or warranty agreement in respect of the Loss concerned and take reasonable steps to seek recovery in accordance with the terms of such insurance policy and/or warranty agreement in a timely manner. Failure by the Purchaser to comply with the provisions of this Article 14.11 shall have no consequence on the ability of the Purchaser to make a valid Claim, and may be sanctioned solely by the payment of damages to the Sellers to the extent of the amount of the damages caused to the Sellers directly by such failure.

14.12	Exclusivity of remedy

The indemnification provided for under this Article 14 shall be the exclusive remedy of the Purchaser against the Sellers in respect of any breach of the representations and warranties set forth in Articles 10 and 11.

15	Specific Indemnity

In addition to the obligations provided under Article 14, the Sellers hereby agree to indemnify Omnova Solutions France of the entire amount of all Losses and tax liabilities arising as a result of (i) the absence of filing of a statement of latent capital gains (état de suivi des plus-values à long terme) following the 2007 merger between Eliokem Holding SAS and Eliokem International SAS, (ii) obtaining valid title of ownership on the real properties referred to in Article 6.2.8 as well as any claim made by any Third Party in that respect and (iii) the Collonge Claim, as well as any supplemental or additional claim that Mr Jacques Collonge may have against any Group Company with respect to facts or events that occurred on or prior to the Closing Date (it being specified however that such claims are being waived by Jacques Collonge pursuant to Article 16 hereafter).

Any Loss resulting from the above mentioned item shall be referred to as a “Specific Loss”.

It is expressly agreed by the Sellers that the provisions of Article 14 (including the limitations and exclusions contained therein) will not apply to the indemnification obligations of the Sellers relating to any Specific Loss, with the exception of Article 14.5 relating to Claim notification and conduct of Third Party Claims. The Parties agree and acknowledge that (i) the Sellers’ Agent, by executing this Agreement, hereby elects to conduct the defense of the Collonge Claim pursuant to the provisions of Article 14.5 and (ii) the AXA Funds shall be jointly and severally liable (with the other Sellers) for the total amount of all Losses incurred or suffered by the Purchaser or any Group Company in connection with the Collonge Claim.

The Sellers’ aggregate liability under this Article 15 in respect of all Specific Losses shall in no event exceed €5,166,582.79, and the Sellers shall not be required to make any payment which would exceed such cap.

The amount of the Specific Losses shall be paid to the Purchaser on a euro for euro basis within five (5) Business Days of receipt by the Sellers’ Agent of a notification from the Purchaser that the Specific Loss has become due and payable. The sums due by the Sellers in relation to any Specific Loss shall be qualified as provided in Article 14.3.

The Sellers shall not be released, in all or in part, from their indemnification obligations in connection with a Specific Loss by invoking any lack of awareness of the facts in question or any knowledge that the Purchaser has, may have or should have had of the facts giving rise to such Specific Loss including as a result of any investigations made by the Purchaser or any oral or written disclosure made during the due diligence, the negotiations or in this Agreement or in the Schedules thereto, which Schedules shall not exempt the Sellers from their liabilities for Specific Losses.

No Claim shall give rise to an indemnification obligation of the Sellers in connection with any Specific Loss if notice of such Claim is made after a period of thirty (30) Business Days following the expiration of applicable statute of limitations.

The termination of any such indemnification obligations, however, shall not affect any Claim if a notice thereof has been given to the Sellers’ Agent prior to such termination, regardless of the fact that the amount of the potential Specific Loss is not precisely known or determined at that time.

SECTION IV – MISCELLANEOUS PROVISIONS

16	Waiver of claims

Each Seller waives unconditionally all claims (if any) which it may have against any Entity, director, officer or Manager of the Group Companies, except, as regards Jacques Collonge only, for the Collonge Claim, and undertakes not to introduce or pursue any liability action against any Entity of the Group Companies, in each instance with respect to any fact or event it is aware of as of the Closing Date.

17	Announcements/Confidentiality

For any communication other than as permitted in the Put Option, pending Closing, the Sellers’ Agent and the Purchaser shall, subject to the requirements of law or any regulatory body or the rules and regulations of, any recognized stock exchange, consult together and agree as to the terms of, the timetable for and manner of publication of any announcement to any Third Party which either Party may desire or be obliged to make regarding this Agreement.

18	Successors and Assigns

This Agreement is personal to the Parties. Accordingly, except as otherwise provided herein, neither the Purchaser on the one hand nor the Sellers, on the other hand, may, without the prior written consent of the other, assign the benefit of all or any of the other’s obligations under this Agreement, nor any benefit arising under or out of this Agreement. If, on the Closing Date, the Purchaser is not Omnova Solutions Inc. but an Affiliate of Omnova Solutions Inc., the rights of Purchaser under this Agreement shall terminate if and when Purchaser ceases to be an Affiliate of Omnova Solutions Inc.

The Purchaser may, at any time prior to or after the Closing Date, be replaced in its rights and obligations provided herein by any of its Affiliates, subject only to notification to the Sellers’ Agent; and provided that in such instance, the Purchaser shall remain jointly (solidairement) liable with its Affiliate under this Agreement.

19	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

20	Payments

Wherever in this Agreement provision is made for payment by one Party to another, such payment shall be made in euros and be effected by crediting by wire transfer and in immediately available funds the account specified hereunder on or before the due date of payment.

21	Withholdings and deductions

All sums payable under this Agreement shall be paid without any deduction, withholding, set-off or counter-claim whatsoever save only as may be required by law.

22	Costs

Except as provided under Article 23, each Party (and none of the Group Companies) shall bear the costs and expenses (including intermediaries’ fees) incurred by it in connection with this Agreement and the transactions contemplated herein as well as any taxes required by law to be paid by such Party, provided that the Purchaser shall bear all stamp, transfer or registration taxes payable in any jurisdiction in respect of this Agreement or the performance thereof, except for any costs, expenses, stamp duties or Taxes in connection with the release of the Encumbrances which shall be borne by the Sellers.

23	Sellers’ Agent

The Sellers hereby agree to appoint AXA Investment Managers Private Equity Europe, who accepts this appointment, as agent to, on behalf of the Sellers, give and receive all notices and other documents under this Agreement and to receive all payments (including the Purchase Price). The Sellers’ Agent shall also act as an agent to give all consents, to handle, dispute, settle or otherwise deal with any claim against the Sellers under this Agreement and, more generally, to exercise the rights of the Sellers on their behalf under this Agreement. Any decision or act taken by the Sellers’ Agent under this Agreement shall bind the Sellers.

The Sellers’ Agent may at any time notify the Purchaser and the Sellers that it does not wish to continue to act as agent for all or part of the Sellers.

The Sellers’ Agent shall not bear any liability whatsoever to the Sellers in its capacity as agent of the Sellers under this Agreement.

24	Purchaser

The Parties agree that the defined term “Purchaser” refers to both Omnova Solutions Inc and Omnova Solutions France acting jointly and severally (conjointement et solidairement) and that Omnova Solutions Inc. shall give and receive all notices and other documents to be given or received under this Agreement by the Purchaser and shall also act as an agent for Omnova Solutions France to give all consents, to handle, dispute, settle or otherwise deal with any claim with the Sellers under this Agreement and, more generally, to exercise the rights of the Purchaser under this Agreement. Any decision or act taken by Omnova Solutions Inc. under this Agreement shall bind the Purchaser.

25	Cooperation

Each of the Parties shall from time to time execute such documents and perform such acts and things as any other Party may reasonably require to transfer the Acquired Securities to the Purchaser and to give any Party the full benefit of this Agreement.

26	Liability of each Party

Unless otherwise expressly provided herein, the liability of each Party under this Agreement shall not be joint and several (non solidaire).

27	Notices

Any demand, notice or communication under this Agreement shall be in writing and delivered by hand with acknowledgment of receipt or sent by registered post with acknowledgment of receipt, by e-mail (provided that in respect of e-mail transmission the recipient shall have acknowledged receipt of such e-mail transmission) or by facsimile transmission (provided that in respect of facsimile transmission the recipient has not notified the sender within 24 hours that all or part of the document is illegible):

•

in the case of the Purchaser to: Omnova Solutions Inc, attention: James LeMay, General Counsel, at the following address: 175 Ghent Road, Fairlawn, OH 44333-3300, United States, e-mail: Jim.Lemay@omnova.com, fax: +1 330-869-4410,

•

in the case of the Sellers to the Sellers’ Agent: AXA Investment Managers Private Equity Europe, attention: Mr. Thibault Basquin, at the following address: 20, place Vendôme, 75001 Paris, France, e-mail: Thibault.BASQUIN@axa-im.com, fax: +33 1 44 45 92 97;

All such demand, notice or communication shall be deemed to have been served as follows :

•	if delivered by hand, on the date of delivery to the recipient (as evidenced by the acknowledgment of receipt);

•	if sent by registered post with the acknowledgment of receipt, on the date of delivery to the recipient (as evidenced by the acknowledgment of receipt);

•	if sent by e-mail, on the date of the acknowledgment by the recipient of such e-mail transmission;

•	if sent by facsimile transmission, on the date of the transmission (unless the recipient has notified the sender within 24 hours that all or part of the document is illegible).

28	Invalidity

If any term or provision in this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected. The Parties shall amend any invalid or unenforceable term or provision to the extent reasonably required to make such provision valid or enforceable.

29	Governing Law and Competent Courts

This Agreement is governed by and shall be construed in accordance with French law.

All disputes, controversies or claims arising out of or in connection with the existence, validity, interpretation or performance of this agreement shall be finally settled by the Tribunal de Commerce of Paris.

Signed in Paris,

On 17 November 2010,

In fourteen (14) originals, it being agreed that :

•

one original only has been executed for Patrice Barthelmes, Margaux Barthelmes, Chloé Barthelmes and Paul Barthelmes, who have declared that they have the same interest within the meaning of article 1325 of the French Civil code;

•

one original only has been executed for Jacques Collonge, Andrew Collonge, Elodie Collonge and Severine Collonge, who have declared that they have the same interest within the meaning of article 1325 of the French Civil code;

•	one original only has been executed for Philippe Carabin and Guillaume Carabin, who have declared that they have the same interest within the meaning of article 1325 of the French Civil code;

•

one original only has been executed for Rick Sandford, Julia Sandford and Lara Sandford, who have declared that they have the same interest within the meaning of article 1325 of the French Civil code; and

•

one original only has been executed for Olivier Faussadier, Xavier Faussadier and Audrey Faussadier, who have declared that they have the same interest within the meaning of article 1325 of the French Civil code.

/s/ Thibault Basquin	/s/ N. de Saint Laon
AXA LBO Fund III-A AXA LBO Fund III-B	Tigre
By: AXA Investment Managers Private Equity Europe	By:
By:	Title:
Title:

/s/ Patrice Barthelmes	/s/ Jacques Collonge

Patrice Barthelmes, acting for himself and for Margaux Barthelmes, Chloé Barthelmes, Paul Barthelmes, Rick Sandford, Julia Sandford, Lara Sandford, Olivier Faussadier, Xavier Faussadier, Audrey Faussadier, Bruno Gay, Philippe Carabin and Guillaume Carabin

Jacques Collonge, acting for himself and for Andrew Collonge, Elodie Collonge and Severine Collonge

/s/ Christophe Soudais	/s/ Anne Chaumeret
Christophe Soudais	Anne Chaumeret

/s/ François Périer	/s/ Alain Coine
François Périer	Alain Coine

/s/ James LeMay	/s/ James LeMay
Omnova Solutions Inc.	Omnova Solutions France Holding SAS
By: James LeMay	By: Andrew Higgins
Title: General Counsel	Title: President
Represented by : James LeMay